EXHIBIT 10.46

         REVOLVING CREDIT AND TERM LOAN AGREEMENT
         ----------------------------------------
                         among
    STANDARD CHARTERED BANK as Agent and a Lender,
          CREDIT AGRICOLE INDOSUEZ as a Lender,
          GERALD METALS, INC., as a Lender and
                 ALTA GOLD CO. as Borrower
                 Dated as of April 30, 1998


ARTICLE I                                       1

  DEFINITIONS                                   1

ARTICLE II                                     13

  GENERAL TERMS                                13
   Section 2.01.  Term Loan                    13
   Section 2.02.  Revolving Loan               15
   Section 2.03.  Payments of Principal and
                  Interest on the Loans        16
   Section 2.04.  Making of Advances           17
   Section 2.05.  Requirements of Law          18
   Section 2.06.  Taxes                        20
   Section 2.07.  Use of Proceeds              21
   Section 2.08.  Security                     21
   Section 2.09.  Force Majeure                22
   Section 2.10.  Commitment Fee               22

ARTICLE III                                    22

  REPRESENTATIONS AND WARRANTIES               22
   Section 3.01.  Financial Statements         22
   Section 3.02.  Organization, Etc.           23
   Section 3.03.  Authorization, Compliance,
                  Etc.                         23
   Section 3.04.  Litigation                   23
   Section 3.05.  Title to Properties          23
   Section 3.06.  Filing and Payment of Taxes  24
   Section 3.07.  Full Disclosure              24
   Section 3.08.  Enforceability               24
   Section 3.09.  Solvency                     24
   Section 3.10.  Environmental Matters        24
   Section 3.11.  Material Adverse Change      25
   Section 3.12.  No Legal Bar                 25
   Section 3.13.  No Default                   25
   Section 3.14.  Investment Company Act
                  and Other Regulations        25
   Section 3.15.  Further Representations and
                  Warranties                   26
   Section 3.16.  Year 2000 Compliant          26
   Section 3.17.  ERISA                        26

ARTICLE IV                                     27

  CONDITIONS PRECEDENT                         27
   Section 4.01. Conditions Precedent to the
                 Initial Advance               27
   Section 4.02. Conditions Precedent to
                 Subsequent Advances           29

ARTICLE V  29

  FINANCIAL COVENANTS                          29
   Section 5.01.  Covenants of Borrower        29

ARTICLE VI                                     30

  AFFIRMATIVE COVENANTS                        30
   Section 6.01.  Preservation of Assets;
                  Compliance with Law          30
   Section 6.02.  Taxes, Etc.                  31
   Section 6.03.  Notice of Proceedings or
                  Adverse Change               31
   Section 6.04.  Notice of Default or Event
                  of Default                   31
   Section 6.05.  Reimbursement of Expenses    31
   Section 6.06.  Insurance                    31
   Section 6.07.  Financial Reporting          32
   Section 6.08.  Visitation Rights            33
   Section 6.09.  Environmental Matters        33
   Section 6.10.  Hedging                      33
   Section 6.11.  Trading Agreement, Purchase
                  Contract                     33
   Section 6.12.  Further Assurances           33
   Section 6.13.  Licenses                     34
   Section 6.14.  Year 2000 Compliant          34
   Section 6.15.  ERISA Notices                34
   Section 6.16.  ERISA Compliance             35

ARTICLE VII                                    35

  NEGATIVE COVENANTS                           35
   Section 7.01.  Fundamental Changes          35
   Section 7.02.  Illegal Activities           36
   Section 7.03.  Dividends                    36
   Section 7.04.  Liens                        36
   Section 7.05.  Disposition of Assets        36
   Section 7.06.  Sale and Leasebacks          37
   Section 7.07.  Investments                  37

ARTICLE VIII                                   37

  DEFAULTS/RIGHTS AND REMEDIES OF AGENT UPON
   DEFAULT                                     37
   Section 8.01.  Events of Default            37

ARTICLE IX                                     40
  THE AGENT                                    40
   Section 9.01.  Authorization and Action     40
   Section 9.02.  Agent's Reliance, Etc.       41
   Section 9.03.  Standard as Lender           41
   Section 9.04.  Lender Credit Decision       41
   Section 9.05.  Indemnification              41
   Section 9.06.  Successor Agent              42
   Section 9.07.  Consents and Approvals       42

ARTICLE X                                      43

MISCELLANEOUS                                  43
   Section 10.01.  Amendment of Purchase
                   Contract and Trading
                   Agreement                   43


                       -ii-

   Section 10.02.  Survival                    44
   Section 10.03.  Indemnification             44
   Section 10.04.  Nonliability of Agent and
                   Lenders                     44
   Section 10.05.  Governing Law; Submission to
                   Jurisdiction; Waiver of Jury
                   Trial; Waiver of Damages    45
   Section 10.06.  Amendments, Etc.            46
   Section 10.07.  Waiver                      47
   Section 10.08.  Notices                     47
   Section 10.09.  Assignments and
                   Participations              49
   Section 10.10.  Setoff and Ratable Sharing
                   of Payments                 51
   Section 10.11.  Limitation on
                   Indemnification             52
   Section 10.12.  Successors and Assigns      53
   Section 10.13.  Severability                53
   Section 10.14.  Section Headings            53
   Section 10.15.  Integration                 53
   Section 10.16.  Counterparts                53
   Section 10.17.  Survival of Deeds of Trust  53

                  SCHEDULE OF EXHIBITS
                  --------------------

Exhibit A-1    Request for Term Advance
Exhibit A-2    Request for Revolving Advance
Exhibit B      Permitted Liens
Exhibit C      Opinion of Counsel
Exhibit D      Insurance Certificates
Exhibit E      Description of Griffon Mine Assets
Exhibit F      Description of Kinsley Mine Assets
Exhibit G      Description of Olinghouse Mine
                Assets
Exhibit H      Description of Copper Flat Mine
                Assets
Exhibit I      Form of Term Note
Exhibit J      Form of Revolving Note
Exhibit K      Use of Loan Proceeds
Exhibit L      Assignment and Acceptance
Exhibit M      ERISA Information
Exhibit N      Form of Assignment of Contracts
Exhibit O      Purchase Contract
Exhibit P      Form of Quarterly Compliance
                Statement
Exhibit Q      Form of Operating Report
Exhibit R      Form of Trading Agreement
Exhibit S      Form of Security Agreement
Exhibit T      Certificate as to Warranties and
                Representations

                     -iii-

     THIS REVOLVING CREDIT AND TERM LOAN
AGREEMENT, as the same may be amended from time to time, (this "Agreement") is made as of the 30th day of April, 1998, among ALTA GOLD CO., a Nevada corporation with its principal office at 601
Whitney Ranch Drive, Suite 10, Henderson, Nevada
89014 (the "Borrower") and CREDIT AGRICOLE
INDOSUEZ, with an office at 520 Madison Avenue, New York, New York USA 10022 ("CAI") and GERALD
METALS, INC. a Delaware corporation with its office at High Ridge Park, Stamford, Connecticut
06904 ("Gerald") and STANDARD CHARTERED BANK, with an office at 7 World Trade Center, New York, New
York USA 10048-2627 ("Standard" and together with
CAI and Gerald collectively referred to as the "Lenders" and each individually as a "Lender"), as a Lender and as administrative agent and collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Agent").

            W I T N E S S E T H   T H A T:
            - - - - - - - - - -   - - - -
     Borrower has requested that Lenders provide it with the following credit facilities: (i) a secured revolving credit facility in an aggregate principal amount not to exceed Six Million Dollars
($6,000,000) in Dollars at any time outstanding and (ii) a secured term loan facility in the aggregate principal amount of up to Eleven Million
Dollars ($11,000,000) in Dollars (collectively, the "Loans") and Lenders have agreed to extend such Loans upon the terms and subject to the conditions hereinafter set forth. Capitalized terms used herein are defined in the recitals above or in Article I of this Agreement.

                    ARTICLE I
                    ---------
                   DEFINITIONS
                   -----------

     As used herein, the following terms have the indicated meanings:

   "ADVANCE" or "ADVANCES" means the individual or aggregate principal amount of Dollars advanced by Lenders to Borrower pursuant to Section 2.01 or
2.02 of this Agreement, as either a Term Advance or a Revolving Advance.

   "AGENT" has the meaning ascribed thereto in preamble of this Agreement.

   "ASSIGNMENT OF CONTRACTS" means that certain
Assignment, in the form attached hereto as Exhibit
N and made a part hereof, executed by the Borrower in favor of Agent for the benefit of Lenders of even date herewith regarding the Purchase Contract and the Trading Agreement.

   "AVAILABLE REVOLVING LOAN COMMITMENT" means, for each Lender at any time, an amount in Dollars equal to the excess, if any, of such Lender's
Revolving Loan Commitment over such Lender's then outstanding Revolving Advances. "AVAILABLE
REVOLVING LOAN COMMITMENTS" means the aggregate of each Available Revolving Commitment for the Lenders hereunder.

   "AVAILABLE TERM LOAN COMMITMENT" means, for each Lender at any time, an amount in Dollars equal to the excess, if any, of such Lender's Term
Loan Commitment over such Lender's then
outstanding Term Advances. "AVAILABLE TERM LOAN
COMMITMENTS" means the aggregate of each Available
Term Loan Commitment for the Lenders hereunder.

   "BORROWER" has the meaning given to such term in the preamble.

   "BREAKAGE COSTS" means the actual costs
incurred by any Lender in connection with such Lender having match-funded any Loan as a result of the repayment of such Loan by Borrower on any day other than the last day of the applicable Interest
Period. Such costs shall be payable in the event of any repayment on a day other than the last day of the applicable Interest Period, whether such repayment is mandatory or voluntary.

   "BUSINESS DAY" means any day when commercial banks are not authorized or required to close in the City of New York which is also a day on which dealings in Dollar deposits are carried out on the London interbank market.

   "CAPITAL EXPENDITURES" means, for any period, Exploration Expenses, expenditures of funds by Borrower for, or the purchase, contracting for the purchase, or the lease of, capital improvements, fixed assets or intangible assets which, in accordance with GAAP, would be added as a debit to the fixed assets account of Borrower.

   "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

   "COLLATERAL" means, collectively, any and all assets, rights, titles and interests in or to property of Borrower pledged or mortgaged to Agent for the benefit of Lenders, or in which a security interest is granted to Agent for the benefit of Lenders, from time to time, as collateral pursuant to the Security Documents, whether now owned or hereafter acquired, including but not limited to the proceeds of the Trading Agreement and the Purchase Contract.

   "COMMITMENT" means the aggregate of the Term
Loan Commitments and the Revolving Loan
Commitments.

   "COMMITMENT FEES" means the aggregate of the Term Loan Commitment Fee and the Revolving Loan
Commitment Fee.

   "COMPUTER CAPACITY" means computer hardware, firmware and software, including equipment containing embedded microchips, used by Borrower in the conduct of its business (whether owned or licensed by Borrower or used by Borrower through third-party service providers or otherwise, and including systems and equipment supplied by others or with which Borrower's systems interface).

   "CONVERTIBLE DEBENTURES" means certain four percent (4%) convertible debentures (with interest payable quarterly and due April 14, 2000).

   "COPPER FLAT MINE" means Borrower's mining properties in Sierra County, New Mexico as more particularly described on Exhibit H hereto.

   "COST OF FUNDS RATE" means the per annum rate of interest which Standard is required to pay, or is offering to pay, for a Liability, as adjusted for reserve requirements and such other requirements as may be imposed by any Governmental
Authority.

   "CURRENT ASSETS" means, at any date as of which the amount thereof shall be determined, all amounts that should, in accordance with GAAP, be included as current assets on the balance sheet of Borrower at such date.

   "CURRENT LIABILITIES" means, at any date as of which the amount thereof shall be determined, all amounts that should, in accordance with GAAP, be included as current liabilities on the balance sheet of Borrower as at such date, plus, to the extent not already included therein, all Indebtedness that is payable upon demand or within one (1) year from the date of determination thereof unless such Indebtedness is renewable or extendible at the option of Borrower to a date more than one (1) year from the date of determination.

   "DEEDS OF TRUST" has the meaning ascribed thereto in Section 2.08(b).

   "DEFAULT" means an event, condition or default which with the giving of notice, the passage of time, or both, would be an Event of Default.

   "DEFAULT RATE" means a rate per annum equal to the Prime Rate plus three percent (3%) per annum.

   "DOLLARS" and "$" means the lawful currency of the United States of America.

   "EBITDA" means, for any applicable period, the sum for such period, as determined in accordance with GAAP, of Net Income plus interest expense, income taxes, depreciation, amortization, expense arising from the forgiveness, adjustment or negotiated settlement of any indebtedness and charges resulting from any change in the method of accounting of Borrower.

   "ELIGIBLE ASSIGNEE" means (i) a Lender; (ii) a commercial bank acceptable to Lenders and Borrower with an investment grade rating from one or more investment rating firms; (iii) the central bank of any country which is a member of the Organization for Economic Cooperation and Development; or (iv) a finance company or other financial institution acceptable to the Agent, which is regularly engaged in making, purchasing or investing in loans and having total assets in excess of $2,000,000,000 and in the case of subclause (ii),
(iii) and (iv) of this defined term is otherwise acceptable to the Agent.

   "ENVIRONMENTAL REQUIREMENT(S)" means any present or future law, statute, ordinance, rule, regulation, order, code, license, permit, decree, judgment or directive of or by any Governmental
Authority and relating to or addressing the protection of human health or the environment, including, without limitation, all laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, air, surface water, ground water or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

   "ERISA" means the Employee Retirement Income
Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

   "ERISA AFFILIATE" means (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which Borrower is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which Borrower is a member; and (iii) any member of an affiliated service group within the meaning of
Section 414(m) or (o) of the Code of which Borrower, any corporation described in clause (i) above or any trade or business described in clause
(ii) above is a member.

   "EVENT OF DEFAULT" has the meaning given to such term in Section 8.01 of this Agreement.

   "EXPENSES" means all present and future
expenses incurred by or on behalf of the Agent or Lenders in connection with this Agreement or any of the other Loan Documents and any amendment, supplement or other modification or waiver related hereto or thereto or in connection with the enforcement of any term hereof or thereof, whether incurred heretofore or hereafter, which expenses shall include, without being limited to, the cost of title, lien, judgment and other record searches, reasonable attorneys' fees, disbursements and expenses, all reasonable costs and expenses incurred by the Agent or any Lender in opening bank accounts, depositing checks, receiving and transferring funds, and any charges due to "insufficient funds" of deposited checks and the applicable Agent's or any Lender's standard fee relating thereto, reasonable fees and expenses of accountants, appraisers or other experts or advisors retained by Agent or any Lender, fees and taxes relative to the filing of financing statements, costs of preparing and recording the Security Documents and all expenses, costs and fees set forth in Articles VI, VIII or IX of this Agreement.

   "EXPLORATION EXPENSES" means all present and future expenses incurred by or on behalf of Borrower in connection with exploration for ore
(including,
without limitation, test work, drilling expenses, geological surveying, assaying, prospecting, trial pits and bore holes).

   "FEDERAL FUNDS RATE" means for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

   "Financial Statements" means the balance sheet, income statement, statement of cash flows and retained earnings statement of Borrower, as presented in its 10K and 10Q Filings with the Securities and Exchange Commission, for the year or other period then ended, together with supporting schedules, audited (without qualification) by independent certified public accountants approved by Agent (except that, in the case of quarterly statements, such statements may be unaudited) and prepared in accordance with GAAP.

   "FORCE MAJEURE" means any delay due to strikes, lockouts or other labor or industrial disturbance, civil disturbance, future order or delay caused by any government, court or regulatory body claiming jurisdiction (including, without limitation delays in processing or release of necessary permits), act of the public enemy, war, riot, sabotage, blockade, embargo, failure or inability to secure materials, supplies or labor through ordinary courses by reason of shortages or priority or similar regulation or order of any Governmental
Authority, lightning, earthquake, fire, storm, hurricane, tornado, flood, washout, explosion other acts of G-d, or other delays reasonably beyond the control of Borrower.

   "GAAP" means generally accepted accounting principles in the United States of America, as promulgated by the Financial Accounting Standards
Board and in effect from time to time,
consistently applied with past financial statements of Borrower.

   "GOLD" means gold in the form of bullion with hallmarks acceptable to Lenders and an assayed fineness of not less than .995.

   "GOVERNMENTAL AUTHORITY" means the federal government of the United States of America or the government of any other nation or principality, or any province, state, county, parish, municipality or other political subdivision of any thereof or any governmental body, agency, authority, department or commission (including, without limitation, any taxing authority) or any instrumentality or officer of any thereof
(including, without limitation, any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned by or controlled by the foregoing.

   "GRIFFON MINE" means Borrower's mining
properties in White Pine County, Nevada as more particularly described on Exhibit E hereto.

   "HAZARDOUS MATERIAL" means each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous or toxic under any Environmental
Requirements but taking into account exceptions and exclusions applicable to the mining industry in general. Without limiting the generality of the foregoing, the term shall mean and include:

     (i)  "chemical substance or mixture" as
    defined in the Toxic Substances Control Act, as amended, and regulations promulgated thereunder;

    (ii) "hazardous materials" as defined in the Hazardous Materials Transportation Act, as amended, and regulations promulgated thereunder;

    (iii)  "hazardous substances" as defined in
   the Comprehensive Environmental Response,
   Compensation and Liability Act of 1980, the
   Superfund Amendment and Reauthorization Act of
   1986, or Title III of the superfund Amendment and Reauthorization Act, each as amended, and regulations promulgated thereunder;

    (iv)  "hazardous waste" as defined in the
   Resource Conservation and Recovery Act of 1976, as amended, and regulations promulgated thereunder.

   "INDEBTEDNESS" means all indebtedness,
obligations and liabilities of Borrower, contingent or otherwise, direct or indirect and howsoever evidenced or incurred, that should be reflected as a liability on the balance sheet of Borrower prepared in accordance with GAAP.

   "INTEREST PAYMENT DATE" means the last Business
Day of each March, June, September and December.

   "INTEREST PERIOD" means with respect to any Loan, each period commencing on the date such Loan is made or converted or on the last day of the immediately preceding Interest Period for such Loan, and ending on the numerically corresponding day in the first, second third, fourth, fifth, sixth or (with the approval of all of the Lenders with regard to any Term Advances) twelfth calendar month thereafter as the Borrower may select in as provided in Section 2.01 or Section 2.02 hereof, as applicable, except that each Interest Period which commences on the first Business Day of a calendar month or any day for which there is no numerically corresponding day in the appropriate subsequent calendar month (i.e., there is no February 30th) shall end on the last Business Day of the appropriate subsequent calendar month.
Notwithstanding the foregoing, (a) no Interest
Period may be selected by Borrower that would end
(i) after the applicable Revolving Loan Maturity
Date or the Revolving Loan Termination Date in the case of a Revolving Loan or (ii) after the Term
Loan Maturity Date in the case of a Term Loan; (b) each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the immediately preceding Business Day); and (c) notwithstanding clause (a) above, no Interest Period shall have a duration of less than one (1) month and, if the Interest Period of any Loan would otherwise be a shorter period, such Loan shall bear interest at the Cost of Funds Rate for such period.

   "KINSLEY MINE" means Borrower's mining
properties in Elko County, Nevada as more particularly described on Exhibit F hereto.

   "LENDER" and "LENDERS" have the meaning given to such term in the Preamble of this Agreement.

   "LEVERAGE RATIO" means, for any applicable period, the ratio of (a) the aggregate amount of all Indebtedness (less the Convertible Debentures) outstanding at the end of such period to (b) Net
Worth of Borrower for such period.

   "LIABILITY" means, with regard to the Cost of Funds Rate and any Loan for which LIBOR is unavailable, any wholesale liability which
Standard could incur for obligations for the applicable Interest Period in the approximate principal amount of such Loan. The choice of which Liabilities to use in determining the Cost of Funds Rate shall be made by Agent. Neither
Agent nor any Lender shall be obligated to incur the particular Liability on which the Cost of Funds Rate is based, but each may do so in its sole and absolute discretion.

   "LIEN(S)" means any lien, claim, charge, pledge, security interest, mortgage, deed of trust or other encumbrance.

   "LIBOR" means with respect to any Loan for any Interest Period therefor and as adjusted for reserve requirements as set forth below, the arithmetic mean, as determined by Agent, of the rates per annum (rounded upwards if necessary to the whole one-sixteenth of one percent (1/16%) equal to (i) the arithmetic mean of the offered rates at approximately 11:00 a.m. London time (or as soon as practicable thereafter) on the date two
(2) Business Days prior to the first day of such Interest Period appearing on the display designated as page "LIBO" on the Reuters Monitor
Money Rates Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London Interbank offered rates of major banks) having a term comparable to such Interest Period and in an amount comparable to the principal amount of the Loan to which such Interest

Period relates, or (ii) if fewer than two
(2) offered rates appear on the display referred to in (i) above, the rate determined by Agent
(which determination shall be conclusive in the absence of manifest error) to be the arithmetic mean of the rates at which banks are offering dollar deposits for a term comparable to such Interest Period in amounts comparable to the principal amount of such Loan in the Interbank
Eurodollar market at approximately such time and date. Such rate determined by Agent as set forth above for any Interest Period shall be adjusted by Agent by dividing (i) the rate determined above, by (ii) a percentage equal to one hundred percent
(100%) minus the aggregate maximum reserve percentage (without duplication) applicable during such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (including, without limitation, any basic, supplemental, marginal and emergency reserve requirements) for CAI and Standard (or of any subsequent holder of a Note which is subject to such reserve requirements) in respect of Eurocurrency funding (currently referred to as Eurocurrency Liabilities in Regulation D of the Board of Governors of the Federal Reserve System).

   "LOANS" has the meaning given to such term in the Preamble to this Agreement.

   "LOAN DOCUMENTS" means this Agreement, the Notes, the Security Documents and all other documents or instruments executed and delivered by or on behalf of Borrower in connection with the Loans and the transactions contemplated hereby, as the same may hereafter be amended, supplemented, restated or otherwise modified from time to time.

   "MAJORITY LENDERS" means on any date of
determination, Lenders who, collectively, on such date (i) hold at least 66 2/3% of the then aggregate unpaid principal amount of the aggregate of Lenders' Commitments owing to the Lenders and all obligations owing under the Trading Agreement and (ii) have Percentages in the aggregate of at least 66 2/3%. Determination of those Lenders satisfying the criteria specified above for any action by the Majority Lenders shall be made by the Agent and shall be conclusive and binding on all parties absent manifest error.

   "MATERIAL ADVERSE CHANGE" means a material adverse change in (i) the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrower or (ii) the Collateral, in each case as reasonably determined by Majority Lenders in good faith.

   "MATERIAL ADVERSE EFFECT" means (i) a Material
Adverse Change, (ii) a material adverse effect on Borrower's ability to perform its obligations under this Agreement or any of the other Loan
Documents to which it is a party or (iii) a material adverse effect on the rights and remedies of the Agent under any of the Loan Documents, in each case as reasonably determined by Majority
Lenders in good faith.

   "MINES" means, collectively, the Griffon Mine, the Kinsley Mine, the Olinghouse Mine and the Copper Flat Mine.

   "MULTIEMPLOYER PLAN" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

   "MULTIPLE EMPLOYER PLAN" means an employee benefit plan, other than a Multiemployer Plan, subject to Title IV of ERISA to which Borrower or any ERISA Affiliate, and at least one employer other than Borrower or an ERISA Affiliate, is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which Borrower or any ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.

   "NET INCOME" means, for any period, the net income (or loss) of Borrower, excluding any extraordinary income (or loss) of Borrower for such period (taken as a cumulative whole), after deducting all operating expenses, provisions for all taxes and reserves (including reserves for deferred income taxes) and all other proper deductions, all determined in accordance with GAAP.

   "NET WORTH" means, at any date as of which the amount thereof shall be determined for Borrower, the total assets of Borrower determined in accordance with GAAP minus (i) the sum of any amounts attributable to (a) intangible assets, including, without limitation, goodwill, unamortized debt, discount and expense, patents, trademarks, service marks, tradenames, customer lists, and copyrights, but excluding deferred development costs, (b) all reserves not already deducted from assets and (c) to the extent not otherwise approved in advance by Majority Lenders, any write-up in the book value of assets resulting from any revaluation thereof subsequent to the December 31, 1997 Financial Statements of
Borrower, minus (ii) Total Liabilities.

   "NOTES" means the Term Notes and the Revolving
Notes of even date herewith made by Borrower in favor of any Lender to evidence the Loans, as the same may be amended, supplemented, restated or otherwise modified from time to time.

   "OBLIGATIONS" means the Loans, together with interest thereon (including interest which would be payable as post-petition interest in connection with any bankruptcy or similar proceeding).
Obligations shall also include (i) any other indebtedness owing to the Lenders by Borrower under this Agreement, the Notes, the Security
Documents or under any other agreement or arrangement now or hereafter entered into between Borrower and the any Lender with respect to the Loans and (ii) any and all of the obligations and indebtedness of Borrower owing to Gerald under the Trading Agreement and specifically including the margin line up to $5,000,000 available to Borrower thereunder.

   "OLINGHOUSE MINE" means Borrower's mining properties in Washoe County, Nevada as more particularly described on Exhibit G attached.

   "PERCENTAGES" means, in respect of any Lender on any date of determination, the product expressed as a percentage obtained by dividing (x) the aggregate of such Lender's Commitment and all obligations owing to such Lender (if any) under the Trading Agreement by (y) the total of all Lenders' Commitments and all obligations owing under the Trading Agreement, and multiplying the quotient expressed as a decimal by 100.

   "PERMITTED LIENS" has the meaning ascribed thereto on Exhibit B attached hereto and made a part hereof.

   "PERSON" means any individual, sole
proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, entity, party or government
(including any division, agency or department thereof), and, as applicable, the successors, heirs and assigns of each.

   "PLAN" means an employee benefit plan, other than a Multiemployer Plan, maintained for or covering any employees of Borrower or any ERISA
Affiliate and subject to Title IV of ERISA.

   "PRIME RATE" means the rate which Standard quotes or advises from time to time at its principal office in New York, New York as its prime lending rate, as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.

   "PURCHASE CONTRACT" means that certain
Purchase/Refining Agreement dated as of April 30,
1998, Contract No. 41-5539-98LS, entered into between Gerald, as buyer, and Borrower, as seller, with respect to Gerald's purchase of one hundred percent (100%) of Borrower's gold/silver dore' production from the Mines (other than the Copper
Flat Mine) for a period of five (5) years from the date of execution and delivery of this Agreement, a copy of which Purchase Contract is attached hereto as Exhibit O and made a part hereof.

   "PURCHASE MONEY LIEN" means a lien given to secure indebtedness incurred in connection with purchase money financing or capital lease obligations.

   "REAL PROPERTY" means all real property leased or owned by the Borrower.

   "RELEASE" means any material reportable
spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, storing, escaping, leaching, dumping, or discarding, burying, abandoning, or disposing into the environment.

   "REPORTABLE EVENT" means a "reportable event" within the meaning of Section 4043 of ERISA (other than a "reportable event" for which the 30-day notice to PBGC requirement has been waived by regulation).

   "REVOLVING ADVANCE" or "REVOLVING ADVANCES" means an Advance or Advances under the Revolving
Loan as set forth in Section 2.02.

   "REVOLVING LOAN" means that certain $6,000,000 revolving credit facility made available from Lenders to the Borrower pursuant to Section 2.02 hereof.

   "REVOLVING LOAN COMMITMENT" means, for each Lender, the aggregate amount set forth therefor opposite such Lender's name on the signature pages hereof. "REVOLVING LOAN COMMITMENTS" means the aggregate of all Lenders' Revolving Loan
Commitments.

   "REVOLVING LOAN COMMITMENT FEE" means one-half percent (.50%) per annum of the undrawn portion of the Revolving Loan Commitment.

   "REVOLVING LOAN MATURITY DATE" means for each
Revolving Loan the earlier of (i) the maturity date specified in the Request for Revolving
Advance related to such Revolving Loan or (ii) if an Event of Default shall have occurred and such Revolving Loan shall become immediately due and payable prior to such date, the date on which such Revolving Loan shall become immediately due and payable or (iii) the Revolving Loan Termination
Date.

   "REVOLVING LOAN TERMINATION DATE" means the earlier of (i) October 31, 1999 or (ii) if an Event of Default shall have occurred and the Revolving Loan shall become immediately due and payable prior to such date, the date on which the Revolving Loan shall become immediately due and payable, provided, however, that so long as no Default or Event of Default has occurred and is continuing hereunder, the Revolving Loan
Termination Date shall be extended by six months on October 31, 1998, upon the written request of Borrower received at least three (3) days prior to October 31, 1998 and upon the written request of Borrower received at least three (3) days prior to each six month anniversary thereafter, at the sole discretion of each Lender, but in no event shall the Termination Date extend beyond December 31,
2001. In the event either Lender elects not to extend the Revolving Loan Termination Date (such
Lender being referred to herein as a
"Non-Extending Lender"), the other Lender shall have the option of increasing its Revolving Loan
Commitment, at the sole discretion of such Lender, in an amount less than or equal to the Revolving
Loan Commitment of the Non-Extending Lender.  The
Revolving Loan of the Non-Extending Lender shall become immediately due and payable on the Revolving Loan Termination Date, as the same may have been previously extended.

   "REVOLVING NOTE" means a promissory note of the Borrower payable to the order of a Lender, in substantially the form of Exhibit J hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from Revolving
Advances made
by such Lender. "Revolving Notes" means collectively the Revolving Notes of Borrower to all Lenders.

   "SECURITY AGREEMENT" means that certain
Security Agreement of even date herewith made by Borrower in favor of Agent for the benefit of Lenders, in the form attached hereto as Exhibit S, as the same may be amended, supplemented, restated or otherwise modified from time to time.

   "SECURITY DOCUMENTS" has the meaning given to such term in Section 2.08 of this Agreement.

   "TERM ADVANCE" or "TERM ADVANCES" means an
Advance under the Term Loan as set forth in
Section 2.01.

   "TERM LOAN" means that certain $11,000,000 term loan made from Lenders to the Borrower pursuant to
Section 2.01 hereof.

   "TERM LOAN COMMITMENT" means, for each Lender, the aggregate amount set forth therefor opposite such Lender's name on the signature pages hereof.
"TERM LOAN COMMITMENTS" means the aggregate of all Lenders' Term Loan Commitments.

   "TERM LOAN COMMITMENT FEE" means one-half percent (.50%) per annum of the undrawn portion of the Term Loan Commitment.

   "TERM LOAN MATURITY DATE" means (i) December
31, 2001 or (ii) if any Event of Default shall have occurred and the Term Loan shall become due and payable prior to such date, the date on which the Term Loan shall become due and payable.

   "TERM NOTE" means a promissory note of the Borrower payable to the order of a Lender, in substantially the form of Exhibit I hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from Term
Advances made by such Lender. "Term Notes" means collectively all of the Term Notes of Borrower to all Lenders.

   "TERMINATION EVENT" means (i) a Reportable
Event or an event described in Section 4062(e) of ERISA, or (ii) the withdrawal of Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a "substantial employer", as such term is defined in Section
4001(a)(2) of ERISA, or the incurrence of liability by Borrower or any ERISA Affiliate under
Section 4064 of ERISA upon the termination of a Multiple Employer Plan, (iii) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (iv) the institution of proceedings to terminate a Plan by the PBGC under Section 4042 of ERISA, (v) the withdrawal of Borrower or any ERISA Affiliate from any Multiemployer Plan, or (vi) any other event or condition which might constitute grounds under
Section 4042 of

ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

   "THREAT OF RELEASE" shall mean a substantial likelihood of a Release which requires action to prevent or mitigate damage to the environment which may result from such Release.

   "TOTAL LIABILITIES" means, at any date as of which the amount thereof shall be determined, all obligations that should be classified as liabilities on the balance sheet of the Borrower, including in any event, all Indebtedness as shown on the balance sheet of the Borrower.

   "TRADING AGREEMENT" means that certain Trading
Agreement of even date herewith between Gerald and Borrower in the form attached hereto as Exhibit R and made a part hereof, as amended or modified from time to time in accordance with the provisions herein.

   "YEAR 2000 COMPLIANT" means that the Computer
Capacity records, stores, processes, compares, sequences and presents calendar dates falling on or after the date hereof, including without limitation on and after December 31, 1999, without error consistently with the actual calendar dates entered or included in any calculation and, without limitation, recognizes and correctly calculates dates, calendar date dependent calculations and differences between dates, including dates in different centuries, and correctly identifies leap years, including the year 2000, and otherwise correctly performs any and all calendar-date related functions that are part of its intended functions, regardless of whether a date or two or more dates entered or included in a data base or calculation fall(s) before, on or after December 31, 1999 or in different centuries, and that it performs all calendar related functions correctly without impairing the accuracy or functionality of the other intended functions of the Computer Capacity.

                ARTICLE II
                ----------

               GENERAL TERMS
               -------------

   SECTION 2.01.  TERM LOAN.  Subject to all of
the terms and conditions contained in this Agreement and provided no Default or Event of Default has occurred, Lenders agree to make Term
Advances to Borrower from time to time until December 31, 1998 in an amount not to exceed the Available Term Loan Commitments. Within the limits of each Lender's Available Term Loan
Commitment, Borrower may request Term Advances of
Dollars from Lenders. Borrower shall have the option at any time, and from time to time, to irrevocably reduce the Term Loan Commitments by an amount not more than the Lenders' Available Term
Loan Commitments, in increments of $500,000, upon five (5) days prior written notice to Agent and Lenders.

          (i) Minimum Amount.  Each Term Advance
in Dollars shall be in an amount of at least One
Million Dollars ($1,000,000).

          (ii) Term Notes.   The Term Advances
shall be evidenced by the Term Notes, which Term
Notes are hereby incorporated herein by reference and made a part hereof. No Term Advances will be made after December 31, 1998.

          (iii) Request Procedure.  Prior to
December 31, 1998, upon three (3) Business Days' prior written, irrevocable notice to Agent, received no later than 2:00 p.m. New York time, Borrower may request Term Advances from Lenders in accordance with the terms of this Agreement, to be made by transfer to the Operating Account
(referenced in Section 2.04 hereof). Such written request shall be made, in the form of a Request for Term Advance as set forth in Exhibit A-1 indicating the date, Interest Period and the amount of the Term Advance requested, and acknowledging the principal balance outstanding on the Term Loan as of such date after taking into consideration the amount of the Term Advance so requested, by an officer of Borrower who has been duly authorized by its board of directors and whose name, along with a certified copy of such resolutions, has been transmitted to Agent.

     The Borrower agrees that each Lender is
authorized to record on its Term Note (i) the date and amount of each Term Advance made by such Lender pursuant hereto, (ii) the date and amount of each payment of principal of such Term Advance, and (iii) the interest rate and Interest Period applicable thereto, in the books and records of such Lender in such manner as is reasonable and customary for such Lender, and that a certificate of an officer of such Lender, setting forth in reasonable detail the information so recorded, shall constitute prima facie evidence of the accuracy of the information so recorded, absent manifest error; provided that the failure to make any such recording shall not in any way affect the Term Notes or the rights of such Lender hereunder or under such Term Note.

          (iv) Payment of Interest.  Unless the
Default Rate shall apply, the Borrower hereby promises to pay to Lenders interest on the unpaid principal amount of each Term Advance for the period from and including the date of such Term
Advance to but excluding the date such Advance shall be paid in full, at a rate per annum equal to LIBOR plus two percent (2%). Interest will be computed based on a three hundred sixty (360) day year counting the actual number of days elapsed and will be payable in arrears on each Interest
Payment Date. After the occurrence and only during the continuance of an Event of Default, interest shall accrue on the Term Loans at the Default Rate and shall be payable upon demand.

          (v) Payment of Principal.   Commencing
June 30, 1999 and continuing on the last Business
Day of each calendar quarter thereafter, Borrower will remit to Agent quarterly installments of principal each in an aggregate amount equal to one-eleventh (1/11) of the aggregate principal amount outstanding under the Term Notes on December 31, 1998, provided that the final installment shall in any event be made in an amount equal to all remaining principal and accrued interest. All payments to be made by Borrower of principal of, and interest on, the Notes and all Expenses payable by Borrower hereunder, shall be made in such manner as may be designated by Agent in accordance with Section
2.03(d) hereof or in writing to Borrower, and in any event all such payments shall be made to Agent in Dollars in immediately available funds prior to 12:00 o'clock noon (New York City time) on or before the day that such payment is due. If at any time the outstanding principal balance of the Term Loan exceeds the Term Loan Commitment,
Borrower shall immediately pay to Agent the amount of such excess. Any Term

Advances repaid or prepaid may not be reborrowed.
All prepayments with respect to principal of the Term Loans shall be applied to the principal installment closest to the Term Loan Maturity Date and shall be subject to payment by the Borrower of all Breakage Costs.

     SECTION 2.02.  REVOLVING LOAN.  Subject to
the terms and conditions hereof, Lenders agree to make Revolving Advances to the Borrower prior to the Revolving Loan Termination Date in an amount not to exceed the Available Revolving Loan
Commitments. Borrower shall have the option at any time to reduce the Revolving Loan Commitments by an amount not more than the Lenders' Available
Revolving Loan Commitments upon five (5) days prior written notice to Agent and Lenders.

          (i) Revolving Notes.   The Revolving
Advances shall be evidenced by the Revolving
Notes, which Revolving Notes are hereby
incorporated herein by reference and made a part hereof.

          (ii) Request Procedure.  Prior to the
Revolving Loan Termination Date and upon three (3)
Business Days' prior written irrevocable notice to Agent, Borrower may request Revolving Advances from Lenders in accordance with the terms of this Agreement, to be made by transfer to the Operating
Account (referenced in Section 2.04 hereof). Such written request shall be in the form of a Request for Revolving Advance as set forth in Exhibit A-2 hereto indicating (i) the Dollar amount of the Revolving Advance to be borrowed, (ii) the requested Borrowing Date, (iii) the requested
Interest Period for such Revolving Advance and
(iv) acknowledging the principal balance outstanding on the Revolving Loan as of such date after taking into consideration the amount of the Revolving Advance so requested, and be made by an officer of Borrower who has been duly authorized by its board of directors and whose name, along with a certified copy of such resolutions, has been transmitted to Agent.

     The Borrower agrees that each Lender is
authorized to record on its Revolving Note (i) the date and amount of each Revolving Advance made by such Lender pursuant hereto, (ii) the date and amount of each payment of principal of such Revolving Advance, (iii) in the case of each Revolving Loan, the Revolving Loan Maturity Date and (iv) the interest rate applicable thereto, in the books and records of such Lender in such manner as is reasonable and customary for such Lender, and that a certificate of an officer of such Lender, setting forth in reasonable detail the information so recorded, shall constitute prima facie evidence of the accuracy of the information so recorded, absent manifest error;
provided that the failure to make any such recording shall not in any way affect the Revolving Notes or the rights of such Lender hereunder or under such Revolving Note.

     (iii)  Minimum Amounts Each Revolving Advance
shall be in a minimum aggregate principal amount of at least $500,000 or any larger whole multiple of $100,000. Notwithstanding any other provision of this Agreement, the aggregate principal amount of Revolving Loans having the same Interest Period shall be in an amount at least equal to $500,000 or any larger whole multiple of $100,000.

     (iv)  Payment of Interest.  The Borrower
hereby promises to pay to Agent interest on the unpaid principal amount of each Revolving Advance for the period from and including the date of such Revolving Advance to but excluding the date such Revolving Advance shall be paid in full, at a rate per annum equal to LIBOR plus 2.0% per annum. Such interest shall be payable with respect to each Revolving Advance in arrears on each Interest Payment Date and on the Revolving Loan Maturity Date with regard to each such Advance. After the occurrence and only during the continuance of an Event of Default, interest shall accrue on each Revolving Advance at the Default Rate and shall be payable upon demand.

          (v)  Payment of Revolving Advances.  The
Borrower hereby promises to pay to the Agent the entire outstanding principal balance of each Revolving Advance, together with interest thereon, on the Revolving Loan Maturity Date. Any
Revolving Advances repaid or prepaid may be reborrowed up to the Available Revolving Loan
Commitment. All prepayments with respect to principal of a Revolving Loan shall be subject to payment by the Borrower of all Breakage Costs.

     SECTION 2.03.   PAYMENTS OF PRINCIPAL
AND INTEREST ON THE LOANS.

          (a)  It is expressly stipulated and
agreed to be the intent of the Lenders and the Borrower to, at all times, conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between the Lenders, Agent and the Borrower, including, without limitation, this Agreement, the Notes and any other Loan Document, are hereby limited by the provisions of this Section 2.03 which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including, but not limited to, prepayment, default, demand for payment or acceleration of maturity), shall the interest taken, reserved, contracted for, charged, chargeable, received or collected under this Agreement or any other Loan Document (including, without limitation, the Notes) exceed the maximum nonusurious amount permitted by applicable law
(the "MAXIMUM AMOUNT"). If, from any possible construction of any agreement, document or instrument (including, without limitation, this
Agreement or any other Loan Document), interest would otherwise be payable in excess of, or is adjudicated to be payable in excess of, the Maximum Amount, any such construction shall be subject to the provisions of this Section 2.03, and, ipso facto, such agreement, document or instrument shall be reformed and the interest payable shall be reduced to the Maximum Amount, without the necessity of execution of any amendment or new document. If any Lender or Lenders shall ever receive anything of value that is characterized as interest under applicable law and that would apart from this provision be in excess of the Maximum Amount, an amount equal to the amount that would have been excessive interest shall, without penalty, be applied first to the reduction of the outstanding principal amount of the Loans, and second to the reduction of any other amounts due and payable under any Loan
Document, and not to the payment of interest, or promptly refunded to the Borrower or the other payor thereof if and to the extent such amount that would have been excessive exceeds such unpaid principal amount or such other amounts. The right to accelerate maturity of any Loans or any other indebtedness does not include the right to accelerate any interest that has not otherwise accrued on the date of such acceleration, and the Lenders do not intend to take, reserve, contract for, charge, receive or collect any unearned interest in the event of acceleration. All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term (including any renewal or extension) of the indebtedness to which it relates so that the amount of interest thereon does not exceed the Maximum Amount.

          (b)  If the due date of any payment of
any Obligation would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension,

          (c)  All payments in respect of the
Notes shall be applied as follows: (i) first, to the payment of Expenses owing to the Agent and Lenders; (ii) second, to the payment of interest and all other non-principal amounts (other than Expenses) owing with respect to each Loan; and
(iii) third, to the payment principal installments owing with respect to each Loan.

          (d)  All payments to Agent in respect of
the Notes, this Agreement and the other Loan
Documents shall be made to the Agent at Agent's address set forth in Section 10.08 hereof or by wire transfer to Standard Chartered Bank, ABA No.
026002561, Re: Alta Gold Co. in accordance with the instructions provided by Agent to Borrower for such purpose.

     SECTION 2.04.  MAKING OF ADVANCES.
Agent shall immediately deliver to Lenders the Request for Term Advance or Request for Revolving
Advance, as applicable, upon its receipt of either of same, and advise each Lender of its pro rata share to be funded. At least two (2) Business
Days prior to each Advance, Agent shall notify each Lender of the interest rate set for each Advance, and thereafter shall notify each Lender at least two (2) Business Days prior to each change in such rate. (a) Each Lender shall, before 12:00 noon (New York City time) on the date of each Advance, deliver to the Agent at the Agent's address referred to in Section 10.08 a confirmation of availability of funds for such Lender's portion of such Advance. Advances shall be made by the Lenders pro rata. After the Agent's receipt of such confirmation and upon fulfillment of the applicable conditions precedent to making Advances hereunder, the Agent will make such funds available to the Borrower for transfer to the Borrower's operating account, No.
8470003214 at USBank, Las Vegas, Nevada (ABA No.
121201694) (the "Operating Account").

     (b)  Unless the Agent shall have received
written notice from a Lender prior to the date of any Advance stating the reason why such Lender is not able to make available to the Agent such Lender's Percentage of such Advance, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Advance in accordance with subsection (a) of this Section
2.04, and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. Nothing herein shall in any way limit, waive or otherwise reduce any claims that any party hereto may have against any non-performing Lender.

     (c)  The failure of any Lender to make its
portion of an Advance shall not relieve any other
Lender of its obligation, if any, hereunder to make its Advance on the date of such Advance, but no Lender shall be responsible for the failure of any other Lender to make its portion of an Advance.

     SECTION 2.05.  REQUIREMENTS OF LAW.
(a) In the event that the adoption of or any change in law, rule, regulation, treaty or directive or in the interpretation or application thereof, or compliance by the Lenders with any request or directive (whether or not having the force of law) issued after the date hereof from any Governmental Authority:

          (i)  imposes upon the Lenders any tax of
     any kind whatsoever with respect to this Agreement, the Notes or the Loans, or changes the basis of taxation of payments to the Lenders of principal, interest or any other amount payable hereunder (except for (x) income and franchise taxes imposed on the Lenders by the jurisdiction under the laws of which a Lender is organized or any political subdivision or taxing authority thereof or therein, or by any jurisdiction in which a Lender is located or doing business (other than solely by virtue of the performance of this Agreement) or any political subdivision or taxing authority thereof or therein, (y) taxes resulting from the substitution of any such system by another system of taxation, and (z) taxes imposed by way of deduction or withholding, which shall be exclusively governed by subsection 2.06);

          (ii)  imposes, modifies or holds
     applicable any reserve, special deposit, compulsory loan or similar requirement against the Loans, or assets held by, or credit extended by, or deposits or other liabilities in or for the account of, or acquisition of funds by or for the account of, any office of the Lenders, which is not otherwise included in the determination of the interest rate applicable to the Loans;
     or

          (iii)  imposes on the Lenders any other
     condition;

and the result of any of the foregoing is (x) to increase the cost to the Lenders of making, converting, renewing or maintaining the Loans or
(y) to reduce any amount receivable by such Lender in respect of the Loans, then, in any such case, the Borrower shall promptly pay the Agent any additional amounts necessary to compensate the Lenders for such additional cost or reduced amount receivable as reasonably determined by the Agent with respect to this Agreement, the Notes or the Loans after taking into account any amounts paid or payable pursuant to the Notes. If the Lenders become entitled to claim any additional amounts pursuant to this Section 2.05(a), it shall promptly notify the Borrower, of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by an officer of the Agent to the Borrower shall be conclusive, in the absence of manifest error.

     (b)   In the event that the Agent shall have
determined that the adoption of or any change in any requirement of law regarding capital adequacy or in the interpretation or application thereof or compliance by a Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental
Authority, does or shall have the effect of reducing the rate of return on such Lender's capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender's policies with respect to capital adequacy) by an amount which is deemed by such Lender to be material, then from time to time, promptly after submission to the Agent by such Lender and by the Agent to the Borrower of a written request therefor, the Borrower shall promptly pay to the Agent such additional amount or amounts as will compensate the Agent for such reduction; provided, however, that any such additional amounts shall be determined on a reasonable basis and be similarly charged to corporations or other entities similar to the Borrower who are then borrowers from such Lender pursuant to agreements having provisions similar to this Section 2.05(b), to the extent permitted by such provisions. The
Agent agrees to notify the Borrower promptly of any circumstances that would cause the Borrower to pay additional amounts pursuant to this subsection, provided that the failure to give such notice shall not affect the Borrower's obligation to pay such additional amounts hereunder.

     (c) Notwithstanding anything to the contrary herein contained, in the event that any requirements of law or any change in any existing requirements of law or in the interpretation thereof by any Governmental Authority charged with the administration thereof, in any case adopted, issued or effective after the date hereof, shall make it unlawful for any Lender to fund any portion of the Loans at LIBOR or to give effect to its obligations as contemplated hereby with respect to its making Loans at LIBOR, Agent shall, upon the happening of such event, notify Borrower thereof in writing stating the reason therefor and the effective date of such event, and upon the effectiveness of any such event the obligation of such Lender to make or maintain its Loans at LIBOR to Borrower shall forthwith be suspended for the duration of such illegality and during such illegality such Lender shall, upon payment of any amounts owing hereunder with respect to such conversion, convert its share of the Loans to (upon effectiveness of any such event and during the continuance of such event) Loans at the Cost of Funds Rate. If and when such illegality with respect thereto ceases to exist, such suspension shall cease and Agent shall notify Borrower that the Loans at the Cost of Funds Rate into which such share of the Loans at LIBOR were converted pursuant to this Section 2.05 was converted to a Loan at LIBOR, respectively, on the first day of the next succeeding Interest Period.

     (d) In the event, and on each occasion, that on the Business Day two (2) Business Days prior to the commencement of any Interest Period for the Loans, Agent shall have determined in good faith
(which determination shall, in the absence of manifest error, be conclusive and binding upon Borrower) that Dollar deposits in the amount of the principal amount of the Loans which is to have such Interest Period are not generally available in the London interbank market, or that the rate at which such Dollar deposits are being offered will not accurately reflect the cost to any Lender making or funding such principal amount of such Loans during such Interest Period, or that reasonable means do not exist for ascertaining
LIBOR, Agent shall, as soon as practicable thereafter, give written or telephonic notice of such determination to Borrower and Lenders and (i) such principal amount of such Loans shall automatically be converted, as of the last day of the Interest Period during which such determination is made, to Loans at the Cost of Funds Rate and (ii) any request by Borrower for such Loans at LIBOR pursuant to Sections 2.01 and
2.02 hereof shall thereupon, and until the circumstances giving rise to such notice no longer exist (as notified by Agent to Borrower) be deemed a request for the making of Loans at the Cost of Funds Rate. If at any time Agent shall have determined in good faith (which determination shall, in the absence of manifest error, be conclusive and binding upon Borrower) that any contingency has occurred which adversely affects the London interbank market or that any requirement of law or any change in any existing requirement of law or in the interpretation thereof, in any case adopted, issued or effective after the date hereof, or other circumstance affecting any Lender or the London interbank market makes the funding of the Loans at LIBOR impracticable, Agent shall, as soon as practicable thereafter, give written or telephonic notice of such determination to Borrower and Lenders and (i) the Loans at LIBOR shall automatically be converted, as of the last day of each Interest Period during which such determination is made and in each case in respect of the principal amount of the Loans at LIBOR having an Interest Period ending on such date, to Loans at the Cost of Funds Rate and (ii) any request by Borrower for the Loans pursuant to Sections 2.01 and 2.02 hereof shall thereupon, and until the circumstances giving rise to such notice no longer exist (as notified by Agent to Borrower and Lenders), be deemed a request for the making of Loans at the Cost of Funds Rate. Upon such circumstances no longer existing, Borrower may thereafter request Loans at LIBOR in accordance with the terms hereof.

     (e)  The agreements in this Section 2.05
shall survive the termination of this Agreement and repayment of the Loans and the Notes and all other amounts payable hereunder.

     SECTION 2.06.  TAXES.  (a) All payments
made by the Borrower under this Agreement shall be made free and clear of, and without reduction for or on account of, any present or future income, stamp, documentary, property, excise or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding, in the case of the Lenders, income and franchise taxes imposed on the Lenders by the jurisdiction under the laws of which each Lender is organized or any political subdivision or taxing authority thereof or therein, or by any jurisdiction in which each Lender is located or is doing business (other than solely by virtue of the performance of this Agreement) or any political subdivision or taxing authority thereof or therein (such non-excluded taxes being called "TAXES"). If any Taxes are required to be withheld from any amounts payable to the Lenders hereunder or under the Notes, the amounts so payable to the Lenders shall be increased to the extent necessary to yield to the Lenders (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the Notes. Whenever any Taxes are payable by the Borrower, as promptly as possible thereafter, the Borrower shall send to the Agent a certified copy of an original official receipt or other evidence reasonably satisfactory to the Agent showing payment thereof. If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agent and Lenders for any incremental taxes, interest or penalties that, under applicable law, become payable by any Lender as a result of any such failure. If any such Taxes are paid by the Agent or any such Lender to any Governmental
Authority, the Borrower shall indemnify the Agent and Lenders within 30 days after written demand for any amounts so paid (together with proof of payment thereof) shall have been delivered to the Borrower. Each Lender hereby represents to the best of its knowledge that as of the date of execution of this Agreement, there are no such Taxes being assessed against such Lender to which Borrower's indemnification would apply.

          (b)  The agreements in this subsection
2.06 shall survive the termination of this Agreement and the repayment of the Loans and the Notes, and all other amounts payable hereunder.

         SECTION 2.07.  USE OF PROCEEDS.  The
proceeds of the Loans shall be used exclusively by Borrower for construction of the Olinghouse Mine, working capital, hedging costs, repayment of existing secured debt and payment of Expenses in accordance with the terms of Exhibit K attached hereto.

     SECTION 2.08.  SECURITY.

     (a)  Security Documents.  Payment and
performance of the Obligations and any other
indebtedness and liabilities of Borrower to the
Lenders, whether under the Notes or otherwise,
shall be secured by:

          (i)  a first priority security
     interest in tangible and intangible personal property of Borrower pursuant to the terms of the Security Agreement;

          (ii)  deeds of trust, assignments
     of rents and royalties, security agreements and financing statements or mortgages, assignments of rents and royalties, security agreements and financing statements executed by Borrower granting thereby a first priority mortgage lien on the real estate and all improvements thereon owned by Borrower and located at or used in connection with the Mines (the "Deeds of Trust");

          (iii)  the Assignment of Contracts;
     and

          (iv)  such other agreements as may
     be required by the Agent and necessary to attach or perfect a Lien in the items covered by Subsections (i) and (ii) above.

          All agreements and instruments
     described in this Section 2.08(a), together with any and all other agreements and instruments now or hereafter securing the Notes, are sometimes hereinafter referred to collectively as the "Security Documents" and individually as a "Security Document".

     (b)  Cash Collateral Account.  The Borrower
hereby establishes a cash collateral account with the Agent (Account No. 3582-021182-001) (the
"Account") into which there shall be deposited from time to time certain amounts described in subsection (c) of this Section.

     (c)  Payments under Purchase Contract/Trading
Agreement. The Borrower hereby irrevocably instructs and authorizes Gerald, as of the date hereof and notwithstanding anything to the contrary contemplated or required by the Purchase
Contract or the Trading Agreement, to make, and Gerald agrees to make, any and all payments and other amounts owing by Gerald under the Purchase
Contract in connection with the delivery of any Gold to Gerald pursuant to the Purchase Contract, or in connection with any amounts payable by Gerald under the Trading Agreement, by depositing the amount of such payments directly into the Account not later than 3:00 p.m. (New York time) on the date on which such payment shall be due pursuant to the Purchase Contract or the Trading
Agreement. All such payments shall be in immediately available funds. If the Borrower shall, for any reason, directly receive any such payment, the Borrower, not later than one (1)
Business Day after the receipt of such payment, shall deposit such payment into the Account.
Unless the Lenders shall otherwise consent, no funds other than funds received in respect of the Purchase Contract or the Trading Agreement shall be deposited, or shall be permitted to be deposited into, the Account.

     (d)  Pledge of Cash Collateral Account.  As
collateral security for the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Obligations, the Borrower hereby pledges and grants to the Agent for the benefit of the Lenders a security interest in and right of setoff against all of the right, title and interest of the Borrower in and to the Account and the balances from time to time in such Account. The balance in the Account, however, shall not constitute payment of any Obligations until so applied as hereinafter provided.

     (e)  Release of Funds.  Upon Borrower's
request and provided that Agent shall have determined that no Default or Event of Default has occurred and is continuing, the Agent shall, at Borrower's request (standing instructions acceptable), consent to the withdrawal by Borrower of funds deposited in the Account.

     (f)  Retention of Funds.  If a Default or
Event of Default has occurred and is continuing, the Majority Lenders may, in the sole discretion of such Majority Lenders, retain all sums in the Account or withdraw any sums deposited in the Account and apply such sums to any Obligations then due and payable pro-rata based on each Lender's Percentage.

          SECTION 2.09. FORCE MAJEURE.  The
payment obligations of the Borrower under this Agreement are absolute and unconditional and shall not be affected by reason of, but not limited to a declaration of force majeure.

          SECTION 2.10.  COMMITMENT FEES.  The
Borrower shall pay to the Agent the Term Loan
Commitment Fee on the last day of each quarter, for the quarter then ending, commencing on June
30, 1998 and ending on December 31, 1998.  The
Borrower shall pay to the Agent the Revolving Loan
Commitment Fee on the last day of each quarter, for the quarter then ending, commencing on June
30, 1998 and continuing until the Revolving Loan
Termination Date. The Agent shall deliver to each Lender its pro rata share of each such Commitment
Fee payments, at the latest, on the next Business
Day following its receipt of same.

                   ARTICLE III
                   -----------
        REPRESENTATIONS AND WARRANTIES
        ------------------------------

     To induce Agent and Lenders to enter into this Agreement and to make the Loans, Borrower hereby represents and warrants to Agent and Lenders (which representations and warranties shall survive the delivery of the Notes and the making of the Loans and shall continue until payment in full of the Obligations) that:

     SECTION 3.01.  FINANCIAL STATEMENTS.
Borrower has heretofore furnished to Agent
Borrower's audited Financial Statements dated
December 31, 1997 and its unaudited Financial
Statements dated March 31, 1998 which fairly present the financial condition of Borrower as of their date, and the results of its operations for the year or other period then ended. To the best of Borrower's knowledge and belief, Borrower does not have any contingent obligations, liabilities for taxes or unusual forward or long-term commitments except as specifically mentioned in the

Financial Statements. Since the date of the March 31, 1998 Financial Statements, there has been no Material Adverse Change and no dividends or other distributions have been declared or paid or made to the shareholders of Borrower.

     SECTION 3.02.  ORGANIZATION, ETC.
Borrower (a) is duly organized, validly existing and in good standing under the laws of the State of Nevada, (b) is duly qualified to transact business in every jurisdiction where, because of the nature of its business or property, such qualification is required, (c) has full power and authority to own its property and assets and to carry on its business as now conducted, and (d) has full power to execute, deliver and perform its obligations under the Loan Documents to which it is a party.

     SECTION 3.03.  AUTHORIZATION,
COMPLIANCE, ETC. The execution and delivery of, and the performance by Borrower of its obligations under, the Loan Documents (a) are within its corporate powers, (b) have been duly authorized by all requisite corporate action, (c) do not violate any provision of law, any order of any court or other agency of government, the corporate charter or by-laws of Borrower, and (d) do not violate any indenture, agreement or other instrument to which Borrower is a party, or by which it is bound, or be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or except as may be provided by this Agreement, result in the creation or imposition of any Lien upon any of the property or assets of Borrower pursuant to, any such indenture, agreement or instrument. Borrower is not required to obtain any consent, approval or authorization from, or to file any declaration or statement with, any Governmental Authority in connection with or as a condition to the execution, delivery or performance of the Loan
Documents.

     SECTION 3.04.  LITIGATION.  There is no
action, suit or proceeding at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of Borrower, threatened against or affecting Borrower which, if adversely determined, would have a Material
Adverse Effect.

     SECTION 3.05.  TITLE TO PROPERTIES;
CLAIMS; PERMITS. Borrower has good title to all Collateral, free and clear of all Liens of any kind, except Permitted Liens and restrictions, easements and minor irregularities in title which do not and will not interfere with the occupation, use and enjoyment by Borrower of such properties and assets in the normal course of its business as presently conducted or materially impair the value of such properties and assets for the purpose of such business. Borrower is the holder of all mining claims, patented and unpatented, leases, easements, rights of way, water rights, permits, licenses, consents and authorizations, and all other rights necessary to operate the Mines (other than Copper Flat Mine).

     SECTION 3.06.  FILING AND PAYMENT OF
TAXES. Borrower has filed all tax returns required to be filed by Borrower, and has paid, or made adequate provision for the payment of, all taxes, charges and assessments due and payable by Borrower and has paid all rents, profits, lease fees, royalties and other charges due and payable in connection with the operation of the Mines including, but not limited to having made all payments for unpatented claims' fees.

     SECTION 3.07.  FULL DISCLOSURE.  Neither
the Financial Statements referred to in Section
3.01, nor any statement of fact made by or on behalf of Borrower in this Agreement or any of the other Loan Documents or any certificate, written statement or schedule furnished to the Agent pursuant hereto, contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no fact known to Borrower which has not been disclosed to Agent in writing, which could have a Material Adverse Effect.

     SECTION 3.08.  ENFORCEABILITY.  This
Agreement and all of the other Loan Documents executed and delivered in connection herewith are legal, valid and binding obligations of Borrower and are enforceable against Borrower, in accordance with their terms except as such enforceability may be limited by (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and (ii) general principles of equity.

     SECTION 3.09.  SOLVENCY.  The fair
saleable value of Borrower's assets exceeds all probable liabilities of Borrower; Borrower, to the best of its knowledge, does not have unreasonably small capital in relation to the business in which it is or proposes to be engaged; and Borrower has not incurred, nor believes that it will incur after giving effect to the transactions contemplated by this Agreement, debts beyond its ability to pay such debts as they become due.

     SECTION 3.10. ENVIRONMENTAL MATTERS. The
Borrower:

     (a)  has obtained all material permits,
     licenses and other authorizations which are required under all Environmental
     Requirements;

     (b)  is in compliance in all material
     respects with all terms and conditions of the required permits, licenses and authorizations, and is also in compliance with all other Environmental Requirements or requirements contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder;

     (c)  To Borrower's knowledge, no condition,
     activity or conduct currently exists on or in connection with the Mines which constitutes a material violation of any Environmental
     Requirements.

     (d)  During Borrower's ownership and, to
     Borrower's knowledge prior to its ownership, and except as permissible in accordance with Environmental Requirements, there has been no Release or Threat of Release of any Hazardous
     Materials on, upon or into the Mines which have not been corrected, nor, to Borrower's knowledge, has there been any such Release or Threat of Release of any Hazardous Materials on, upon or into any real property in the vicinity of the Mines which, through soil or groundwater migration, could reasonably be expected to come to be located on the Mines.

     (e)  To Borrower's knowledge, none of the
     following are or will be located in, on, under or constitute a part of the Mines:
     asbestos or asbestos-containing material in any form or condition; urea formaldehyde insulation; transformers or other equipment which contain dicletric fluid containing polychlorinated biphenyls; or leaded paint.

     (f)  To Borrower's knowledge, and except as
     permissible in accordance with Environmental
     Requirements, there are no existing or closed sanitary landfills (other than any existing, licensed and active sanitary landfill on the Mines), solid hazardous waste disposal sites, or hazardous waste treatment, storage or disposal facilities on or affecting the Mines.

     (g) No notice has been issued to Borrower by any agency, authority, or unit of government that Borrower has been identified as a potentially responsible party under any
     Environmental Requirements which would have a Material Adverse Effect with respect to the Mines.

     (h)  There exists no investigation, action,
     proceeding, or claim by any agency,
     authority, or unit of government or by any third party which could result in any material liability, penalty, sanction, or judgment under any Environmental Requirements with respect to any condition, use or operation of the Mines.

     SECTION 3.11. MATERIAL ADVERSE CHANGE.
Since December 31, 1997 and March 31, 1998, there has been no development or event nor any prospective development or event, which has had or could have a Material Adverse Effect.

     SECTION 3.12. NO LEGAL BAR.  The
execution, delivery and performance by the Borrower of this Agreement and the other Loan
Documents will not violate any requirement of law or material agreement or instrument to which the Borrower is a party, or by which the Borrower or any of its properties or assets may be bound, and will not result in the creation or imposition of any Lien on any such properties or assets pursuant to the provisions thereof.

     SECTION 3.13. NO DEFAULT. As of the date hereof, no Default or Event of Default has occurred and is continuing.

     SECTION 3.14. INVESTMENT COMPANY ACT AND
OTHER REGULATIONS. The Borrower is not an
"investment company" nor is it "controlled" by an investment company within the meaning of the Investment Company Act of 1940, as amended. The
Borrower is not and, the Borrower will not be subject to regulation under any federal or state statute which limits its ability to incur or repay indebtedness.

     SECTION 3.15. FURTHER REPRESENTATIONS
AND WARRANTIES. The Borrower reaffirms each of the representations and warranties made in each Deed of Trust, including, but not limited to, those representations and warranties contained in the specific paragraphs referred to in Section
10.17 of this Agreement.

     SECTION 3.16. YEAR 2000 COMPLIANT. The
Computer Capacity is and will be at all times Year
2000 Compliant, except insofar as any failure to be Year 2000 Compliant will not result in a Material Adverse Effect. The cost to the Borrower of any reprogramming and testing or upgrading, repairing or replacing of any part of the Computer
Capacity necessary to assure that the Computer
Capacity is Year 2000 Compliant, and of the reasonably foreseeable consequences to the Borrower of any failure, and of all failures in the aggregate, of the Computer
Capacity to be Year 2000 Compliant (including, without limitation, reprogramming errors and the failure of others' systems or equipment), will not result in a Default or a Material Adverse Effect.

     SECTION 3.17. ERISA.  Neither Borrower
nor any ERISA Affiliate maintains or contributes to any Plan or Multiemployer Plan other than those listed on Exhibit M hereto. Each such Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code as currently in effect has been determined by the IRS to be so qualified, and each trust related to any such Plan has been determined to be exempt from federal income tax Section 501(a) of the Internal Revenue
Code as currently in effect. Except as disclosed in Exhibit M, Borrower does not maintain or contribute to any employee welfare benefit plan within the meaning of Section 3(1) of ERISA.
Borrower is in compliance in all material respects with the responsibilities, obligations and duties imposed on it by ERISA, the Internal Revenue Code and regulations promulgated thereunder with respect to all Plans. No Benefit Plan has incurred any accumulated funding deficiency (as defined in Sections 302 (a) (2) of ERISA and 412
(a) of the Internal Revenue Code) whether or not waived. Neither Borrower nor any ERISA Affiliate nor any fiduciary of any Plan which is not a Multiemployer Plan (i) has engaged in an nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Internal Revenue Code or
(ii) has taken or failed to take any action which would constitute or result in a Termination Event.
Neither Borrower nor any ERISA Affiliate are subject to any liability under Sections 4063, 4064, 4069, 4204 or 4212 (c) or ERISA. Neither
Borrower nor any ERISA Affiliate has incurred any liability to the PBGC which remains outstanding other than the payment of premiums. Schedule B to the most recent annual report filed with the IRS with respect to each Plan is complete and accurate in all material respects. Since the date of each such Schedule B, there has been no material adverse change in funding status or financial condition of the Plan relating to such Schedule B.
Neither Borrower nor any ERISA Affiliate has (i) failed to make a required contribution or payment to a Multiemployer Plan or (ii) made a complete or partial withdrawal under Sections 4203 or 4205 of ERISA from a Multiemployer Plan. Neither Borrower nor any ERISA Affiliate has failed to make a required installment or any other required payment under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment. Neither Borrower nor any ERISA
Affiliate is required to provide security to a Plan under Section 401 (a) (29) of the Internal
Revenue Code due to a Benefit Plan amendment that results in an increase in current liability for the plan year. Except as disclosed on Exhibit M, Borrower has not, by reason of the transactions contemplated hereby, any obligation to make any payment to any employee pursuant to any Plan or existing contract or arrangement.

                ARTICLE IV
                ----------
           CONDITIONS PRECEDENT
           --------------------

     SECTION 4.01.  CONDITIONS PRECEDENT TO
THE INITIAL ADVANCE. The obligation of Lenders to make the initial Advance hereunder is subject to the satisfaction of the following conditions precedent:

     (a)  The representations and warranties set
     forth in Article III hereof and in all other
     Loan Documents shall be true and correct.

     (b)  Borrower shall have executed and
     delivered to Agent and Lenders, or caused to be executed and delivered to Agent and Lenders, on or prior to the date of execution of this Agreement, the following:

          (i)  The Notes;

          (ii)  A certificate of the Secretary or
          Assistant Secretary of Borrower
          certifying to the votes of Borrower's
          Board of Directors authorizing the
          execution and delivery of and
          performance by the Borrower of its
          obligations under, this Agreement, the
          Notes and the other Loan Documents to
          which it is a party (or any other
          evidence of such Person's corporate
          authority to enter into the transactions contemplated hereby that shall be in form and substance satisfactory to the Agent);

          (iii)  A certificate of the Secretary or
          Assistant Secretary of Borrower which
          shall certify the names of the officers
          of Borrower authorized to sign this
          Agreement, the Notes, and any other
          documents or certificates to be
          delivered pursuant to this Agreement by
          Borrower or any of its officers,
          together with the true signatures of
          such officers.  Agent may conclusively
          rely on such certificate until they
          shall receive a further certificate of
          the Secretary or an Assistant Secretary
          of Borrower canceling or amending the
          prior certificate and submitting the
          signatures of the officers named in such further certificate;

          (iv)  Good Standing Certificates, dated
          reasonably near the date of the Loans,
          of the Nevada Secretary of State and the New Mexico State Corporation Commission stating that Borrower is duly incorporated (or qualified) and in good standing in such jurisdiction and has filed all annual reports and has paid all franchise and other taxes required to be filed or paid to the date of such certificate;

          (v)  A favorable written opinion of
          Borrower's counsel in favor of Agent,
          dated the date of this Agreement, in the form attached hereto as Exhibit C;

          (vi)  The Loan Documents, together with
           any other documents required by the
           terms thereof;

           (vii)  Insurance certificates showing
           compliance with the provisions of
           Section 6.06 hereof; and

           (viii)  Such other supporting
           documents, legal opinions, agreements
           and certificates as the Agent or its
           counsel may request.

     (c)  All legal matters incident to the
     transactions hereby contemplated shall be satisfactory to counsel of Agent.

     (d)  No Default or Event of Default shall
     have occurred and be continuing or would result from the making of the Loans, as determined by Majority Lenders.

     (e)  No Material Adverse Change, or
     development reasonably likely to have a
     Material Adverse Effect, shall have occurred and be continuing, as determined by Majority
     Lenders.

     (f)  Borrower shall have established a gold
     floor program with Gerald (to remain in
     effect during the term of this Agreement) covering 340,000 troy ounces of gold at a minimum price of $280.00 per troy ounce and 75,000 troy ounces of gold at a minimum price of $335.00 per troy ounce.

     (g)  Borrower shall have entered into the
     Purchase Contract.

     (h)  Borrower shall have entered into the
      Trading Agreement.

     (i)  Borrower shall have obtained all
     permits, licenses, consents and
     authorizations (including, without
     limitation, environmental and mining permits) necessary (as determined by Majority Lenders) to conduct its business at the Mines (other than the Copper Flat Mine).

     (j) Borrower shall have paid all agreed upon closing Expenses.

     (k)  The representations and warranties set
     forth in Article III hereof and in all other
     Loan Documents shall be true and correct, as certified by a certificate with regard thereto in the form of Exhibit T signed by an authorized officer of Borrower.

     (l)  Borrower has satisfied all conditions
     precedent for the initial advance under
     equipment loans existing on the date hereof.

     SECTION 4.02.  CONDITIONS PRECEDENT TO
SUBSEQUENT ADVANCES. The obligation of Lenders to make any Advance following the initial Advance hereunder (each a "Subsequent Advance") is subject to the satisfaction of the following conditions precedent:

     (a)  No Default or Event of Default shall
     have occurred and be continuing or would result from the making of such Subsequent
     Advance, as determined by Majority Lenders.

     (b)  No Material Adverse Change, or
     development reasonably likely to have a
     Material Adverse Effect, shall have occurred and be continuing, as determined by Majority
     Lenders.

     (c)  Borrower shall have obtained all
     permits, licenses, consents and
     authorizations (including, without
     limitation, environmental and mining permits) necessary (as determined by Agent and Lenders) to conduct its business at the Olinghouse Mine and provided evidence satisfactory to Agent and Lenders that construction at the Olinghouse Mines is substantially on budget and on schedule.

     (d)  Borrower shall have provided evidence
     satisfactory to Agent that the Griffon Mine continues to operate in accordance with the plan of operation delivered to Agent and Lenders prior to the date hereof, as the same may hereafter be amended with the prior written consent of Agent and Lenders.

     (e)  The representations and warranties set
     forth in Article III hereof and in all other
     Loan Documents shall be true and correct, as certified by a certificate with regard thereto in the form of Exhibit T signed by an authorized officer of Borrower.

     (f)  Borrower has satisfied all conditions
     precedent for the initial advance under
     equipment loans existing on the date hereof.

                  ARTICLE V
                  ---------
              FINANCIAL COVENANTS
              -------------------

     SECTION 5.01.  COVENANTS OF BORROWER.
Borrower covenants and agrees that, until payment and satisfaction in full of all Obligations, whether now existing or arising hereafter, Borrower will, beginning September 30, 1998:

     (a)  Maintain at all times a Net Worth
     (tested quarterly) of not less than
     Thirty-five Million Dollars ($35,000,000);

     (b)  Not permit the ratio of Current Assets
     to Current Liabilities at any time (tested quarterly) to be less than 1.25: 1.00;

     (c)  Not make or incur Capital Expenditures
     during the calendar year 1998 and each
     calendar year thereafter (or any portion thereof), tested at the end of such year, in excess of:

          1998              $25,000,000

          Thereafter        $5,000,000;

     (d)  For each fiscal quarter during this
     Agreement, maintain a ratio of EBITDA to total interest expense on all Indebtedness of not less than:

          September 30, 1998       2.00:1.00

          December 31, 1998
          and thereafter           3.00:1.00;

     (e)  For each fiscal quarter during this
     Agreement, maintain a Leverage Ratio of not more than 0.75: 1.00;

     (f)  For each fiscal quarter during this
     Agreement, maintain a ratio of EBITDA to total interest expense and principal payments of Indebtedness of not less than 1.50: 1.00;
     and

     (g)  Within forty-five (45) days after the
     end of each fiscal quarter beginning with the fiscal quarter ending June 30, 1998, provide
     Financial Statements for such period and the fiscal year to date, and a written report, in the form attached hereto as Exhibit P and made a part hereof, for such quarter as to compliance with the provisions of this
     Article V.

                  ARTICLE VI
                  ----------
             AFFIRMATIVE COVENANTS
             ---------------------

     Borrower covenants and agrees that, until payment and satisfaction in full of all Obligations, whether now existing or arising hereafter, Borrower will:

     SECTION 6.01.  PRESERVATION OF ASSETS;
COMPLIANCE WITH LAW. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its corporate existence, rights, licenses, permits and franchises; at all times maintain, preserve and protect all franchises, leases, patents, trademarks, service marks, copyrights, contracts and trade names and preserve all the remainder of its property used or useful in the conduct of its business and keep the same in good repair, working order and condition, and from time to time, make, or cause to be made, all needful and proper repairs, renewals, replacements, betterments and improvements thereto, so that the business carried on in connection therewith may be properly and advantageously conducted at all times; and

     (b)  Comply with all applicable laws, rules,
regulations and orders, whether now in effect or hereafter enacted or promulgated by any applicable
Governmental Authority.

     (c)   Pay any and all rents, profits, lease
fees, licenses, royalties, water rights fees, and any other charges necessary to ensure the continued and uninterrupted operation of the Mines.

     SECTION 6.02.  TAXES, ETC.  Pay and
discharge or cause to be paid and discharged, when due, all taxes, assessments and governmental charges or levies imposed upon it or upon its respective income and profits or upon any of its property, real, personal or mixed, (including without limitation, the Collateral) or upon any part thereof, as well as an lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might become a Lien upon such properties or any part thereof. Notwithstanding any provision of this Section 6.02 to the contrary, Borrower shall be permitted to contest any such taxes, assessments and governmental charges or levies, provided (i) the same shall be contested currently, diligently and in good faith by appropriate proceedings; (ii) Borrower shall have adequate unencumbered (except in favor of Agent and Lenders) cash reserves with respect thereto; (iii) that such contest does not create a Material Adverse Change; and (iv) that Borrower shall pay all taxes, assessments, charges, levies or obligations immediately upon the commencement of proceedings to enforce any lien which may have attached as security therefor, unless such proceeding is stayed by proper court order pending the outcome of such contest.

     SECTION 6.03.  NOTICE OF PROCEEDINGS OR
ADVERSE CHANGE. Give written notice to Agent, as soon as possible and in any event within five (5) days after Borrower has knowledge, of (i) any proceedings or investigations being instituted by or against Borrower in any federal or state court or before any commission or other regulatory body, whether federal, state or local which, if adversely determined, would have a Material
Adverse Effect and (ii) any Material Adverse
Change.

     SECTION 6.04.  NOTICE OF DEFAULT OR
EVENT OF DEFAULT. Immediately advise Agent of the occurrence of any Default or Event of Default.

     SECTION 6.05.  REIMBURSEMENT OF
EXPENSES. On the date of execution of this Agreement, reimburse Agent and Lenders for all Expenses incurred by Agent and Lenders on or prior to such date. From and after such date, Borrower shall promptly reimburse Agent and Lenders for all Expenses as the same are incurred by Agent and Lenders and upon receipt of invoices therefor.

     SECTION 6.06.  INSURANCE.  Maintain at
all times insurance coverage in respect of the properties and assets of Borrower in amounts, on terms and with such financially sound and reputable insurers reasonably acceptable to Agent and Majority Lenders, as is consistent with Borrower's ordinary course of business. Such coverage shall include, without limitation, fire and extended coverage insurance for the full insurable value of all buildings and other improvements located on property constituting
Collateral and, comprehensive general public liability insurance against claims for bodily injury or death or property damage arising out of or related to the Borrower's activities or operation, in such amounts as will adequately protect the Borrower and the Lenders from any and all claims, liabilities and damages that may arise, and all and worker's compensation insurance, all in amounts under policies in form and content reasonably acceptable to Agent and Majority Lenders. All policies of insurance shall name Agent for the benefit of Lenders as loss payee and additional insured pursuant to non-contributory loss payable provisions.
Evidence of such insurance policies shall be in the form of the certificates attached hereto as Exhibit D and shall otherwise be satisfactory in all respects to Agent and Majority Lenders.

     Any surplus remaining from any such insurance in excess of all indebtedness, liabilities and obligations of Borrower to any Lender shall be delivered to Borrower, or its successors or assigns.

     Borrower shall furnish Agent and Lenders with a copy of all policies of insurance or certificates thereof. If Agent permits Borrower to provide any of the required insurance through blanket policies, Borrower shall furnish Agent and Lenders with a certificate of insurance for each such policy setting forth coverage, the limits of liability, the name of the carrier, the policy number, and the expiration date.

     SECTION 6.07.  FINANCIAL REPORTING.
Furnish directly to each Lender, signed, dated and certified as true and correct by the Chief
Executive Officer or Chief Financial Officer:

     (a)  Within ninety (90) days of the end of
     each fiscal year (beginning December 31, 1998), Financial Statements showing the financial condition at the close of such fiscal year, the results of operations during such year and containing a statement to the effect that its independent certified public accountants have examined the provisions of this Agreement and that no Default or Event of Default has occurred, together with a copy of the management letter and any other written reports delivered by such accountants to Borrower with respect to such Financial Statements and the audit thereof conducted by such accountants;

     (b)  Within forty-five (45) days after the
     end of each quarter (beginning June 30, 1998) in each such fiscal year, Financial
     Statements for such period and the fiscal year to that date, subject to changes resulting from routine year-end audit adjustments, together with a comparison to the Financial Statements for the same period in the prior year in form satisfactory to Agent;

     (c) Within forty-five (45) days prior to the commencement of each of Borrower's fiscal years, a pro forma business plan (including financial projections and budgeted gold production figures) for Borrower's operations for such upcoming fiscal year, which business plan shall be in form and substance satisfactory to the Agent and shall be certified by the chief financial officer of the Borrower;

     (d) within thirty (30) days after the end of each calendar month, operating reports including gold shipped, cash operating costs and a comparison of actual versus budgeted performance, in the form attached hereto as Exhibit Q, on Olinghouse Mine, Kinsley Mine and Griffon Mine for the calendar month just ended; and

     (e)  Copies of all reports filed with the
     Securities Exchange Commission.

     SECTION 6.08.  VISITATION RIGHTS. Permit
the Lenders to discuss the affairs, finances and accounts of the Borrower with its officers, at any time and from time to time during normal business hours and without notice, and inspect (i) the Collateral and (ii) the Borrower's books and records and to make abstracts or reproductions thereof and to duplicate, reduce to hard copy or otherwise use any and all computer or electronically stored information or data.

     SECTION 6.09. ENVIRONMENTAL MATTERS.
With respect to environmental matters, the Borrower will:

     (a) comply in all material respects with all applicable Environmental Requirements;

     (b)  not store, dispose of, release or allow
     the release of any Hazardous Materials on any of the Mines (except in material compliance with all applicable Environmental
     Requirements pertaining thereto); and

     (c)  neither directly nor indirectly
     transport or arrange for the transport of any Hazardous Materials (except in material compliance with all applicable Environmental
     Requirements pertaining thereto).

     SECTION 6.10. HEDGING.  Maintain at all
times a Gold-sales hedging program with Gerald that shall be satisfactory to the Lenders.
Lenders hereby acknowledge that the Gold-sales hedging program in effect on the date hereof, as established with Gerald under Section 4.01(f) hereof, is satisfactory to Lenders.

     SECTION 6.11. TRADING AGREEMENT;
PURCHASE CONTRACT. Strictly perform its
obligations under, and strictly comply with the terms of, the Purchase Contract, the Trading
Agreement and each Forward Contract and Option (as such terms are defined in the Trading Agreement), and ensure that the Purchase Contract and the Trading Agreement and each Forward Contract and
Option will remain in full force and effect.

     SECTION 6.12. FURTHER ASSURANCES.
Execute and deliver to the Agent all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that the Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents or, without limiting any of the foregoing, to grant, preserve, protect and perfect the validity and first-priority of the security interests created or intended to be created by any of the Security Documents.

     SECTION 6.13. LICENSES.  Maintain in
full force and effect all licenses and permits that are material or necessary for the operation of the Mines, the ownership of the assets related thereto and the performance of its obligations under the Purchase Contract and the Trading
Agreement and will submit a report to each Lender annually on the status of such licenses and permits.

     SECTION 6.14. YEAR 2000 COMPLIANT.  The
Borrower will ensure that the Computer Capacity is at all times Year 2000 Compliant, except insofar as any failure to be Year 2000 Compliant will not result in a Material Adverse Effect and shall notify the Agent promptly upon detecting any failure of the Computer Capacity or any part thereof to be Year 2000 Compliant.

     SECTION 6.15. ERISA NOTICES.  Borrower
shall deliver or cause to be delivered to the Agent, at Borrower's expense, the following information and notices as soon as reasonably possible, and in any event:

     (a)  within thirty (30) Business Days after
     Borrower or any ERISA Affiliate knows or has reason to know that a Termination Event has occurred, a written statement of the chief financial officer of the Borrower describing such Termination Event and the action, if any, which Borrower or any ERISA Affiliate has taken, is taking or proposes to take with respect thereto, and when known, any action taken or threatened by the IRS, DOL or PBGC with respect thereto;

     (b)  within thirty (30) Business Days after
     Borrower knows or has reason to know that a prohibited transaction (defined in Sections
     406 of ERISA and Section 4975 of Code) has occurred, a statement of the chief financial officer of Borrower describing such transaction and the action which Borrower or any ERISA Affiliate has taken, is taking or proposes to take with respect thereto;

     (c)  within thirty (30) Business Days after
     the filing of the same with the DOL, IRS or PBGC, copies of each annual report (form 5500 series), including Schedule B thereto, filed with respect to each Plan;

     (d)  within thirty (30) Business Days after
     receipt by Borrower or any ERISA Affiliate of each actuarial report for any Plan or Multiemployer Plan and each annual report for any Multiemployer Plan, copies of each such report;

     (e)  within thirty (30) Business Days after
     the filing of the same with the IRS, a copy of each funding waiver request filed with respect to any Plan and all communications received by Borrower or any ERISA Affiliate with respect to such request;

     (f)  within thirty (30) Business Days after
     the occurrence any material increase in the benefits of any existing Plan or Multiemployer Plan or the establishment of any new Plan or the commencement of contributions to any Plan or Multiemployer
     Plan to which Borrower or any ERISA Affiliate to which Borrower or any ERISA Affiliate was not previously contributing, notification of such increase, establishment or commencement;

     (g)  within thirty (30) Business Days after
     Borrower or any ERISA Affiliate receives notice of the PBGC's intention to terminate a Plan or to have a trustee appointed to administer a Plan, copies of each such notice;

     (h)  within thirty (30) Business Days after
     Borrower receives notice of any unfavorable determination letter from the IRS regarding the qualification of a Plan under Section
     401(a) of the Code, copies of each such
     letter;

     (i)  within thirty (30) Business Days after
     Borrower or any ERISA Affiliate receives notice from a Multiemployer Plan regarding the imposition of withdrawal liability, copies of each such notice;

     (j)  within thirty (30) Business Days after
     Borrower or any ERISA Affiliate fails to make a required installment or any other required payment under Section 412 of Code on or before the due date for such installment or payment, a notification of such failure; and

     (k)  within thirty (30) Business Days after
     Borrower or any ERISA Affiliate knows or has reason to know (i) a Multiemployer Plan has been terminated, (ii) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a

     Multiemployer Plan, or (iii) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan, notification of such termination, intention to terminate or institution of proceedings.

     SECTION 6.16. ERISA COMPLIANCE.
Borrower shall cause, and shall cause each of its ERISA Affiliates to, establish, maintain and operate all Plans to comply in all material respects with the provisions of ERISA, the Code, all other applicable laws, and the regulations and interpretations thereunder and the respective requirements of the governing documents for such Plans.

                ARTICLE VII
                -----------
            NEGATIVE COVENANTS
            ------------------

     Borrower covenants and agrees that, until payment and satisfaction in full of all Obligations, whether now existing or arising hereafter, and unless expressly waived by Majority
Lenders in writing, Borrower will not, directly or indirectly:

     SECTION 7.01.  FUNDAMENTAL CHANGES.
Dissolve, liquidate, merge, consolidate or otherwise alter or modify Borrower's corporate name, mailing address, principal place of business, structure, status or existence or enter into or engage in any operation or activity materially different from that presently conducted by Borrower; make any substantial change in its executive management; amend its corporate charter or by-laws in any manner that could have a Material Adverse Effect; or sell or otherwise transfer all or substantially all of Borrower's assets.

     SECTION 7.02.  ILLEGAL ACTIVITIES.
Engage in any conduct or activity, including, without limitation, a pattern of racketeering activity, that could subject any of Borrower's assets to forfeiture or seizure.

     SECTION 7.03.  DIVIDENDS.  Pay any
dividends, or make any distribution of cash or property, or both, to holders of shares of its capital stock, or directly or indirectly, redeem, purchase or otherwise acquire for a consideration, any shares of its capital stock, of any class.

     SECTION 7.04.  LIENS.  Create, incur,
assume or suffer to exist any mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, now or hereafter owned, other than:

     (i)  liens securing the payment of taxes,
     either not yet due or the validity of which is being contested in good faith by appropriate proceedings, and as to which it shall have set aside on its books adequate reserves;

     (ii)  deposits under worker's compensation,
     unemployment insurance and social security laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations or surety or appeal bonds or reclamation bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business;

     (iii)  liens imposed by law, such as
     carriers', warehousemen's or mechanics'
     liens, incurred by it in good faith in the ordinary course of business, and liens arising out of a judgment or award against it with respect to which it shall currently be prosecuting an appeal, a stay of execution pending such appeal having been secured;

     (iv)  liens in favor of the Agent or any
     Lender;

     (v)  liens in favor of other entities
     providing financing to Borrower related to mining properties and not to exceed One
     Million Dollars ($1,000,000) in the aggregate at any time; and

     (vi)  royalties, net profit interests,
     Purchase Money Liens and Permitted Liens.

     SECTION 7.05. DISPOSITION OF ASSETS.
Sell, lease, transfer or otherwise dispose of its properties, equipment, assets, rights, licenses and franchises, including but not limited to water rights and timber rights to any Person, except sales of Gold inventory to Gerald in the ordinary course of its business pursuant to the Purchase
Contract and sales or dispositions of other properties, assets, rights, licenses and franchises with a market value of less than $100,000 in the aggregate during any 12 month period, or turn over the management of, or enter a management contract with respect to, such properties, assets, rights, licenses and franchises at the Mines.

     SECTION 7.06. SALE AND LEASEBACKS.
Enter into any arrangement, directly or
indirectly, with any Person whereby it shall sell or transfer any property, real, personal or mixed, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property.

     SECTION 7.07. INVESTMENTS.  Purchase,
invest in or otherwise acquire or hold securities, including, without limitation, capital stock and evidences of indebtedness of, or make loans or advances to, or, enter into any arrangement for the purpose of providing funds or credit to, any other Person, except:

     (a)  advances to officers, directors or
     employees for business expenses or for
     personal needs not to exceed One Hundred
     Thousand Dollars ($100,000) in the case of any one (1) officer, director or employee and not to exceed Three Hundred Fifty Thousand
     Dollars ($350,000) in the aggregate to all such officers, directors and employees outstanding at one time;

     (b) investments in short-term obligations of the United States; and

     (c)  investments existing as of the date of
     this Agreement and previously disclosed in writing to Agent.

                ARTICLE VIII
                ------------
DEFAULTS/RIGHTS AND REMEDIES OF AGENT UPON DEFAULT
-------------------------------------------------

     SECTION 8.01.  EVENTS OF DEFAULT.  Each of
the following events or circumstances shall constitute an "Event of Default":

     (a)  failure of Borrower to pay (i) any
     installment of principal of, or interest on, the Notes, (ii) reasonable Expenses or (iii) any other Obligations, when the same shall become due and payable, whether at the due date thereof or by acceleration or otherwise;

     (b)  failure of Borrower to perform, comply
     with or observe any term, covenant or
     agreement applicable to Borrower (other than as set forth in other paragraphs of this
     Section 8.01) contained in Articles II, VI or
     VII hereof, Section 10.03 hereof or in the Notes, which failure continues for a period of ten (10) Business Days following its occurrence, (or at the expiration of the grace period set forth therein, if shorter);

     (c)  Failure of Borrower to comply with or
     observe any term, covenant or agreement under
     Article V hereof;

     (d)  failure of Borrower to perform, comply
     with or observe any other term, covenant or agreement applicable to Borrower pursuant to this Agreement other than as set forth in
     Article V or as set forth in other paragraphs of this Section 8.01, and such default shall continue unremedied for a period of ten (10)
     Business Days after the delivery of express written notice thereof by Agent to Borrower;

     (e)  any representation or warranty made by
     or on behalf of Borrower pursuant to this Agreement, any other Loan Document or any other agreement, document, instrument or certificate executed by Borrower in favor of the Agent shall be untrue or misleading in any material adverse respect as of the date such representation or warranty was made or is deemed to have been made;

     (f)  the occurrence of a default or event of
     default with respect to any Indebtedness
     (other than to Agent or any Lender), if the effect of such default is to accelerate the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to the stated maturity thereof, or if any Indebtedness of Borrower
     (other than to Agent or any Lender) is not paid, when due and payable, whether at the due date thereof or by acceleration or otherwise;

     (g) the occurrence of any "Event of Default" as defined in any Security Document;

     (h)  Borrower shall (i) discontinue or
     abandon operation of its business, (ii) apply for or consent to or suffer the appointment of a receiver, trustee, custodian or liquidator of it or any of its property,
     (iii) admit in writing its inability to pay its debts as they mature, (iv) make a general assignment for the benefit of creditors, (v) file, or have filed against it, a petition for relief under Title 11 of the United
     States Code, (vi) file, or have filed against it, a petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law, or if corporate or action shall be taken for the purpose of effecting any of the foregoing, (vii) become insolvent,
     (viii) fail to generally pay its debts as they mature or (ix) have liabilities which exceed the fair value of its assets;

     (i)  for any reason, except for Agent's or
     any Lender's errors, omissions, misconduct
     (willful or otherwise) or gross negligence
     (no obligation on the part of Lenders or Agent shall be created, implied or inferred by or in this subsection), any Security
     Document at any time shall not be in full force and effect in all material respects or shall not be enforceable in all material respects in accordance with its terms, or any Lien granted pursuant thereto shall fail to be perfected within ten (10) days subsequent to the execution and delivery of this Agreement as a first priority lien;

     (j)  Borrower suffers or sustains a Material
     Adverse Change or the prospect of repayment of the Obligations owing to the Agent or any Lender, in the reasonable judgment of the Agent, is materially impaired;

     (k)  any change of fifty percent (50%) or
     more in the share ownership of Borrower;

     (l) the occurrence of any "event of default" or other default under, or material breach of, the Purchase Contract, the Trading
     Agreement, any Option or Forward Contract (as terms are defined in the Trading Agreement) by any party thereto; or, for any reason, the Trading Agreement shall not be in full force and effect or shall not be enforceable against the Borrower in accordance with its terms, or any Person other than the Agent or any Lender shall contest the validity or enforceability of, or the Borrower shall seek to disaffirm, terminate or otherwise limit its obligations under, the Trading Agreement or Purchase Contract;

     (m) for any reason, except for Agent's or any Lender's errors, omissions, misconduct
     (willful or otherwise) or gross negligence
     (no obligation on the part of Lenders or Agent shall be created, implied or inferred by or in this subsection), any Security
     Document at any time shall not be in full force and effect in all material respects or shall not be enforceable in all material respects in accordance with its terms, or any Lien granted pursuant thereto shall fail to be perfected, or any Person

     (other than the Agent or any Lender) shall contest the validity, enforceability or perfection of any Lien granted pursuant thereto, or any party thereto (other than the Agent or any Lender) shall seek to disaffirm, terminate, limit or reduce its obligations under any Security Document;

     (n)  any judgment or court order for the
     payment of money in excess of an aggregate of $200,000 and which has a Material Adverse
     Effect shall be rendered against the Borrower or any of its property, and either the same shall remain undischarged for a period of thirty (30) consecutive days or execution shall have issued in respect thereof;

     (o) the occurrence of any "event of default" under, or the termination, expiration or cancellation of any lease, royalty agreement or other instrument necessary for the operation of the Olinghouse Mine or the Griffon Mine;

     (p) (i) Borrower or any ERISA Affiliate shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section
     4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, (iii) a Termination Event shall occur or (iv) any other event or condition shall occur or exist with respect to a Plan or a Multiemployer Plan; and in each case in clauses (i) through (iv) above, such event or condition, together with all other such events or conditions, if any, could subject
     Borrower to any tax, penalty or other
     liabilities in the aggregate material in relation to the business, operations, property or financial or other condition of Borrower and any of the foregoing are not corrected or cured within 30 days after notice to Borrower; or

     (q)  the occurrence of any material Event of
     Default under any other loan agreements in connection with indebtedness owed to lenders other than Lenders.

THEN, upon the occurrence of any such Event of Default which has not been cured by Borrower or waived in writing by Agent, the Agent may, with the prior written consent of the Majority Lenders, by notice to Borrower, declare all Notes to be immediately due and payable. Upon such declaration, the Notes shall become immediately due and payable, both as to principal and interest, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Notes or other evidence of such Obligations to the contrary notwithstanding (except with respect to any Event of Default set forth in Section
8.01(g), in which case all Notes shall
automatically become immediately due and payable without the necessity of any notice or other demand) and any obligation of Lenders to make the Loans or any Advances thereunder to Borrower shall immediately terminate. Agent may enforce payment of the same and exercise any or all of the rights, powers and remedies possessed by Agent, whether under this Agreement, the Security Documents or under any agreement securing the Obligations of Borrower hereunder, or afforded by applicable law.

     The remedies provided for herein are
cumulative and are not exclusive of any other remedies provided by law. Borrower agrees to pay
Agent's and Lenders' attorneys' reasonable fees and legal expenses incurred in enforcing Agent's and Lenders' rights, powers and remedies under this Agreement, the Notes, the Security Documents and any other agreement securing the Obligations.

                 ARTICLE IX
                 ----------

                 THE AGENT
                 ---------

     SECTION 9.01.  AUTHORIZATION AND ACTION.
Each Lender hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by any Loan Documents
(including, without limitation, enforcement or collection thereof), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Lenders; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or applicable law. The Agent agrees to deliver promptly to each Lender notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

     SECTION 9.02.  AGENT'S RELIANCE, ETC.
Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with any Loan
Document, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the
Agent:  (i) may consult with legal counsel
(including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with any Loan Document; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Loan Documents on the part of the Borrower to be performed or observed, or to inspect any property (including the books and records) of the Borrower; (iv) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan
Document or any other instrument or document furnished pursuant hereto; and (v) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

     SECTION 9.03.  STANDARD AS LENDER.  With
respect to its Term Loan Commitment and the Term
Note issued to it, and its Revolving Loan
Commitment and the Revolving Note issued to it, Standard shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent, and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include Standard in its individual capacity.

     SECTION 9.04.  LENDER CREDIT DECISION.  Each
Lender acknowledges that it has, independently and without reliance upon the Agent or any other
Lender and based on the financial information delivered to it in connection herewith and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each
Lender also acknowledges that it will,
independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

     SECTION 9.05.  INDEMNIFICATION.  The Lenders
agree to indemnify the Agent (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Notes then held by each of them, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket Expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement to the extent that the Agent is entitled to reimbursement for such Expenses but is not reimbursed for such Expenses by the Borrower.

     SECTION 9.06.  SUCCESSOR AGENT.  The Agent
may resign at any time by giving written notice thereof to the Lenders and the Borrower, with any such resignation to become effective only upon the appointment of a successor Agent pursuant to this
Section 9.06.  Upon any such resignation, the
Majority Lenders shall have the right to appoint a successor Agent, which shall be a Lender or another commercial bank or trust company reasonably acceptable to the Borrower organized or licensed under the laws of the United States, or of any State thereof. If no successor Agent shall have been so appointed by the Majority Lenders, or no such successor Agent shall have accepted such appointment, within thirty (30) days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be Lender or shall be another commercial bank or trust company organized or licensed under the laws of the United States or of any State thereof reasonably acceptable to the Borrower. In addition to the foregoing right of the Agent to resign, the Majority Lenders may remove the Agent at any time, with or without cause, concurrently with the appointment by the Majority Lenders of a successor Agent. Upon the written acceptance of any appointment as Agent hereunder by a successor
Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring
Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

     SECTION 9.07.  CONSENTS AND APPROVALS.

     (a) Each Lender authorizes and directs Agent to enter into the Loan Documents other than this Agreement for the benefit of Lenders. Each Lender agrees that any action taken by Agent at the direction or with the consent of Majority Lenders, in accordance with the provisions of this Agreement or any Loan Document, and the exercise by Agent at the direction or with the consent of Majority Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders, except for actions specifically requiring the approval of all Lenders. Agent agrees not to amend this Agreement or any Loan Document without the prior written consent of all Lenders. All communications from Agent to Lenders requesting Lenders' determination, consent, approval or disapproval
(i) shall be given in the form of a written notice to each Lender, (ii) shall be accompanied by a description of the matter or thing as to which such determination, approval, consent or disapproval is requested, or shall advise each Lender where such matter or thing may be inspected, or shall otherwise describe the matter or issue to be resolved, and (iii) shall include, if reasonably requested by a Lender and to the extent not previously provided to such Lender, any written materials provided to Agent by Borrower in respect of the matter or issue to be resolved.
Each Lender shall reply promptly, but in any event
(x) within fifteen (15) Business Days for those matters requiring the consent by all Lenders, and
(y) except as provided in clause (x), within ten
(10) Business Days for those matters requiring the consent by Majority Lenders in each instance, after receipt of the request therefor by Agent (in either event, the "Lender Reply Period"). Unless a Lender shall give written notice to Agent that it objects to the recommendation or determination of Agent (together with a written explanation of the reasons behind such objection) within the Lender Reply Period, such Lender shall be deemed to have approved of or consented to such recommendation or determination. With respect to decisions requiring the approval of Majority
Lenders or all Lenders, Agent shall submit its recommendation or determination for approval of or consent to such recommendation or determination to all Lenders and upon receiving the required approval or consent shall follow the course of action or determination recommended to Lenders by Agent or such other course of action recommended by Majority Lenders and each non-responding Lender shall be deemed to have concurred with such recommended course of action.

     (b)  Agent is hereby authorized on behalf of
all Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Loan
Document which may be necessary to perfect and maintain perfected Agent's liens (for the benefit of Lenders) upon the Collateral granted pursuant to the Loan Documents.

     (c)  Lenders hereby irrevocably authorize
Agent, at its option and in its discretion, to release any lien granted to or held by Agent upon any Collateral (i) upon termination of the Revolving Loan Commitments and Term Loan
Commitments and repayment and satisfaction of all Loans, and all other Obligations and the termination of this Agreement or (ii) if approved, authorized or ratified in writing by Agent at the direction of all Lenders.

     (d)  Except as provided in this Agreement,
Agent shall have no obligation whatsoever to any Lender or to any other Person to assure that the Collateral exists or is owned by any Borrower or is cared for, protected or insured or has been encumbered or that the liens granted to Agent herein or in any of the other Loan Documents or pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority.

     (e)  In the event that all or any portion of
the Collateral is acquired by Agent as the result of a foreclosure or the acceptance of a deed or assignment in lieu of foreclosure, or is retained in satisfaction of all or any part of any Borrower's obligations, title to any such Collateral or any portion thereof shall be held in the name of Agent or a nominee or subsidiary of Agent, as agent, for the ratable benefit of Agent and Lenders.

                  ARTICLE X
                  ---------
                MISCELLANEOUS
                -------------

     SECTION 10.01.  AMENDMENT OF PURCHASE
CONTRACT AND TRADING AGREEMENT. Gerald shall provide written notice to CAI and Standard of any amendments or modifications to the Purchase
Contract or Trading Agreement within two (2)
Business Days of the date of such amendment or modification; provided, however, that Gerald will seek the prior written consent of Agent and the remaining Lenders for any amendments or modifications to the Purchase Contract or the Trading Agreement which, when determined reasonably, would negatively impact the rights of Lenders as assignees of the proceeds to be paid pursuant to the terms of the Purchase Contract and the Trading Agreement.

     SECTION 10.02.  SURVIVAL.  This Agreement and
the other Loan Documents and all covenants, agreements, representations and warranties herein and in the certificates delivered pursuant hereto, shall survive the making by the Lenders of the Loans and the execution and delivery to Lenders of the Notes and shall continue in full force and effect so long as the Notes and any other indebtedness of Borrower to the Lenders is outstanding and unpaid.

     SECTION 10.03.  INDEMNIFICATION.  Borrower
shall and hereby agrees to indemnify, defend and hold harmless Agent and Lenders and their respective directors, officers, agents, employees and counsel from and against any and all losses, claims, damages, liabilities, deficiencies, judgments or expenses incurred by any of them
(except to the extent that it is finally judicially determined to have resulted from their own gross negligence or willful misconduct) arising out of or by reason of any litigation, investigations, claims or proceedings which arise out of or are in any way related to (i) this Agreement or the transactions contemplated hereby,
(ii) any actual or proposed use by Borrower of the proceeds of the Loans, (iii) any breach by Borrower of any of the provisions of this Agreement or (iv) Agent and Lenders entering into this Agreement, the other Loan Documents or any other agreements and documents relating hereto, including, without limitation, amounts paid in settlement, court costs and fees and disbursements of counsel incurred in connection with any such litigation, investigation, claim or proceeding or any advice rendered in connection with any of the foregoing. If and to the extent that any Obligations are unenforceable for any reason,Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such Obligations which is permissible under applicable law. Borrower's obligations set forth in this Section 10.03 shall survive any termination of this Agreement and the other Loan Documents and the payment in full of the Obligations, and are in addition to, and not in substitution of, any other of its obligations set forth in this Agreement or otherwise. In addition, Borrower shall, upon demand, pay to Agent all costs and expenses (including the reasonable fees and disbursements of counsel) paid or incurred by Agent or Lenders in (i) enforcing or defending its rights under or in respect of this Agreement, the other Loan Documents or any other document or instrument now or hereafter executed and delivered in connection herewith,
(ii) collecting the Loans, (iii) foreclosing or otherwise collecting upon the Collateral or any part thereof and (iv) obtaining any legal, accounting or other advice in connection with any of the foregoing.

     SECTION 10.04.  NONLIABILITY OF AGENT AND
LENDERS.  THE RELATIONSHIP BETWEEN BORROWER AND
AGENT AND LENDERS SHALL BE SOLELY THAT OF BORROWER
AND LENDER.  AGENT AND LENDERS SHALL NOT HAVE ANY
FIDUCIARY RESPONSIBILITIES TO BORROWER.  BORROWER
(i) AGREES THAT AGENT AND LENDERS SHALL NOT HAVE
ANY LIABILITY TO BORROWER (WHETHER SOUNDING IN
TORT, CONTRACT OR OTHERWISE) FOR LOSSES SUFFERED
BY BORROWER IN CONNECTION WITH, ARISING OUT OF, OR
IN ANY WAY RELATED TO, THE TRANSACTIONS
CONTEMPLATED AND THE RELATIONSHIP ESTABLISHED BY
THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY
OTHER AGREEMENT ENTERED INTO IN CONNECTION
HEREWITH OR ANY ACT, OMISSION OR EVENT OCCURRING
IN CONNECTION THEREWITH, UNLESS IT IS DETERMINED
BY A JUDGMENT OF A COURT THAT IS BINDING ON THE
AGENT AND LENDERS (WHICH JUDGMENT SHALL BE FINAL
AND NOT SUBJECT TO REVIEW ON APPEAL), THAT SUCH
LOSSES WERE THE RESULT OF ACTS OR OMISSIONS ON THE
PART OF THE AGENT AND THE LENDERS, CONSTITUTING
GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AND (ii)
WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY
CLAIM AGAINST AGENT OR LENDERS (WHETHER SOUNDING
IN TORT, CONTRACT OR OTHERWISE), EXCEPT A CLAIM
BASED UPON GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
WHETHER OR NOT SUCH DAMAGES ARE RELATED TO A CLAIM
THAT IS SUBJECT TO THE WAIVER EFFECTED ABOVE AND
WHETHER OR NOT SUCH WAIVER IS EFFECTIVE, THE AGENT
AND THE LENDERS SHALL NOT HAVE ANY LIABILITY WITH
RESPECT TO, AND BORROWER HEREBY WAIVES, RELEASES
AND AGREES NOT TO SUE UPON ANY CLAIM FOR, ANY
SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE
DAMAGES SUFFERED BY BORROWER IN CONNECTION WITH,
ARISING OUT OF, OR IN ANY WAY RELATED TO THE
TRANSACTIONS CONTEMPLATED OR THE RELATIONSHIP
ESTABLISHED BY THIS AGREEMENT, THE OTHER LOAN
DOCUMENTS OR ANY OTHER AGREEMENT ENTERED INTO IN
CONNECTION HEREWITH OR THEREWITH OR ANY ACT,
OMISSION OR EVENT OCCURRING IN CONNECTION HEREWITH
OR THEREWITH, UNLESS IT IS DETERMINED BY A
JUDGMENT OF A COURT THAT IS BINDING ON AGENT AND
THE LENDERS (WHICH JUDGMENT SHALL BE FINAL AND NOT
SUBJECT TO REVIEW ON APPEAL), THAT SUCH DAMAGES
WERE THE RESULT OF ACTS OR

OMISSIONS ON THE PART OF AGENT OR THE LENDERS
CONSTITUTING WILLFUL MISCONDUCT.

     Section 10.05.  GOVERNING LAW; SUBMISSION TO
JURISDICTION; WAIVER OF JURY TRIAL; WAIVER OF
DAMAGES.  (a)  THIS AGREEMENT SHALL BE GOVERNED BY
AND INTERPRETED UNDER THE LAWS OF THE STATE OF NEW
YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF
LAW.

     (b)  THE BORROWER HEREBY SUBMITS TO THE
NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE
STATE OF NEW YORK AND THE UNITED STATES DISTRICT
COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, NEW
YORK.  BORROWER WAIVES IN ALL DISPUTES ANY
OBJECTION THAT IT MAY HAVE TO THE LOCATION OF SUCH
COURT CONSIDERING THE DISPUTE INCLUDING, WITHOUT
LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE
OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS.

     (c)  EACH PARTY HERETO HEREBY WAIVES ANY
RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY
DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR
OTHERWISE ARISING OUT OF, CONNECTED WITH, RELATED
TO OR INCIDENTAL TO ANY RELATIONSHIP ESTABLISHED
IN CONNECTION WITH THIS AGREEMENT.  INSTEAD, ANY
DISPUTES RESOLVED IN COURT WILL BE RESOLVED IN A
BENCH TRIAL WITHOUT A JURY.

     (d)  BORROWER HEREBY IRREVOCABLY DESIGNATES
KUMMER, KAEMPFER, BONNER & RENSHAW, 3800 HOWARD
HUGHES PARKWAY, 7TH FLOOR, LAS VEGAS, NEVADA 89109
FAX NO. (701) 796-7181 ATTENTION: MICHAEL J.
BONNER, ESQ. AS THE DESIGNEE, APPOINTEE AND AGENT
OF BORROWER TO RECEIVE, FOR AND ON BEHALF OF
BORROWER, SERVICE OF PROCESS IN SUCH RESPECTIVE
JURISDICTIONS IN ANY LEGAL ACTION OR PROCEEDING
WITH RESPECT TO THIS AGREEMENT.  BORROWER FURTHER
IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF
ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH
ACTION OR PROCEEDING BY THE MAILING OF COPIES
THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE
PREPAID, TO BORROWER AT ITS ADDRESS SPECIFIED IN
THIS AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE
THREE (3) BUSINESS DAYS AFTER SUCH MAILING.

     (e)  NOTHING HEREIN SHALL AFFECT THE RIGHT OF
AGENT TO SERVE PROCESS IN ANY OTHER MANNER
PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS
OR OTHERWISE PROCEED AGAINST BORROWER IN ANY OTHER
JURISDICTION.

     (f)  BORROWER WAIVES THE POSTING OF ANY BOND
OTHERWISE REQUIRED OF AGENT AND LENDERS IN
CONNECTION WITH ANY JUDICIAL PROCESS OR PROCEEDING
TO ENFORCE ANY JUDGMENT OR OTHER COURT ORDER
ENTERED IN FAVOR OF AGENT AND LENDERS, OR TO
ENFORCE BY SPECIFIC PERFORMANCE, TEMPORARY
RESTRAINING ORDER OR PRELIMINARY

OR PERMANENT INJUNCTION THIS AGREEMENT OR ANY
OTHER AGREEMENT OR DOCUMENT BETWEEN BORROWER AND
AGENT AND LENDERS.

     SECTION 10.06.  AMENDMENTS, ETC. No amendment
or waiver of any provision of this Agreement, any Note or any Security Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) waive, modify or eliminate any of the conditions specified in Article V, (b) increase the Commitment of any Lender hereunder or increase the Commitments of the Lenders that may be maintained hereunder or subject the Lenders to any additional obligations, (c) reduce the principal of, or interest on, the Notes, or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Lenders which shall be required for the Lenders or any of them to take any action hereunder, (f) amend this Agreement, any Note or any Security Document in a manner intended to prefer one or more Lenders over any other Lenders,
(g) amend this Section 10.06, or (h) release all or substantially all of the Collateral otherwise than in accordance with the provisions for such release contained in the Security Documents, or change any provision of any Security Document providing for the release of all or substantially all of the Collateral; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note.

     SECTION 10.07.  WAIVER. Any amendment or
waiver effected in accordance with this Article IX shall be binding upon the Agent and Lenders and the Borrower; and the Agent's failure to insist upon the strict performance of any term, condition or other provision of this Agreement, the Notes, or any of the Loan Documents, or to exercise any right or remedy hereunder or thereunder, shall not constitute a waiver by the Agent of any such term, condition or other provision or Default or Event of Default in connection therewith, nor shall a single or partial exercise of any such right or remedy preclude any other or future exercise, or the exercise of any other right or remedy; and any waiver of any such term, condition or other provision or of any such Default or Event of Default shall not affect or alter this Agreement, the Notes or any of the Loan Documents, and each and every term, condition and other provision of this Agreement, the Notes and the Loan Documents shall, in such event, continue in full force and effect and shall be operative with respect to any other then existing or subsequent Default or Event of Default in connection therewith. An Event of Default hereunder and under the Notes or under any of the Loan Documents shall be deemed to be continuing unless and until waived in writing by the Agent, as provided in Section 10.12 hereof.
Neither any failure nor any delay on the part of the Agent in exercising any right, power or privilege hereunder, or under the Notes, or any Security Document shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or future exercise, or the exercise of any other right, power or privilege.

     SECTION 10.08.  NOTICES.  All notices and
correspondence hereunder shall be in writing and sent by certified or registered mail, return receipt requested, or by overnight delivery service, with all charges prepaid, to the applicable party at the addresses set forth below, or by facsimile transmission (including, without limitation, computer generated facsimile), promptly confirmed in writing sent by first class mail, to the FAX numbers and addresses set forth below.

     If to Agent or Standard:

          Standard Chartered Bank
          7 World Trade Center
          New York, New York USA  10048-2627
          Attention:  George J. Schnepf
          Fax No.: (212) 667-0780

     With a copy to:

          Connell & Wiener, LLP
          545 Fifth Avenue
          New York, New York 10017
          Attention:  William F. Connell, Esq.
          FAX No.: (212) 687-6999

     If to CAI:

          Credit Agricole Indosuez
          520 Madison Avenue - 8th Floor
          New York, New York 10022
          Attention:  Christine Reynolds
          FAX No. (212) 418-2288

     With a copy to:

          Moon and Ikeda
          555 Madison Avenue - 25th Floor
          New York, New York 10022
          Attention:  Alexander Moon, Esq.
          FAX No. (212) 758-9828

     If to Gerald:

          Gerald Metals, Inc.
          High Ridge Park
          P.O. Box 10134
          Stamford, Connecticut 06904
          Attention: Mr. Mark Edelstein
          FAX No.: (203) 609-8532
          cc:  Treasurer

     With a copy to:

          Edwards & Angell
          750 Main Street, 14th Floor
          Hartford, Connecticut 06103
          Attention:  Justin M. Sullivan, Esq.
          FAX No.: (860) 541-7723

     If to Borrower:

          Alta Gold Co.
          601 Whitney Ranch Drive
          Suite 10
          Henderson, Nevada 89014
          Attention:  President
          FAX No.:  (702) 433-1547

      With a copy to:

          Kummer Kaempfer Bonner & Renshaw
          3800 Howard Hughes Parkway
          7th Floor
          Las Vegas, Nevada  89109
          Attention:  Michael J. Bonner, Esq.
          FAX No.:  (702) 796-7181

or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section. All notices, documents, statements and requests sent by the Borrower to the Agent shall also be sent concurrently by the Borrower to each Lender.
Notices and correspondence shall be deemed given upon the earliest to occur of (i) actual receipt,
(ii) if sent by certified or registered mail, three (3) Business Days after being postmarked,
(iii) if sent by overnight delivery service, when received at the above stated addresses or when delivery is refused or (iv) if sent by facsimile transmission, when receipt of such transmission is acknowledged.

     SECTION 10.09.  ASSIGNMENTS AND
PARTICIPATIONS.

(a)  ASSIGNMENTS.  No assignments or
participation's of any Lender's rights or obligations under this Agreement shall be made except in accordance with this Section 10.09. Each
Lender may assign to one or more Eligible
Assignees who, so long as no Default or Event of Default exists and is continuing, is approved by Borrower (which approval shall not be unreasonably withheld, conditioned or delayed) all or a portion of its rights and obligations under this Agreement
(including all of its rights and obligations with respect to the Loans) in accordance with the provisions of this Section 10.09.

(b) LIMITATIONS ON ASSIGNMENTS. Each assignment shall be subject to the following conditions: (i) each assignment shall be of a constant, and not a varying, ratable percentage of all of the assigning Lender's right and obligations under this Agreement with regard to either or both of its Term Loan Commitment or Revolving Loan
Commitment and, in the case of a partial assignment, shall be in a minimum principal amount of $1,000,000, (ii) each such assignment shall be to an Eligible Assignee who, so long as no Default or Event of Default exists and is continuing, is approved by Borrower (which approval shall not be unreasonably withheld, conditioned or delayed), and (iii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register (as defined below), an Assignment and Acceptance in the form of Exhibit L attached hereto and made a part hereof. Upon such execution, delivery, acceptance and recording in the Register, from and after the effective date specified in each Assignment and Acceptance and agreed to by the Agent, (A) the assignee thereunder shall, in addition to any rights and obligations hereunder held by it immediately prior to such effective date, if any, have the right to and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and shall, to the fullest extent permitted by law, have the same rights and benefits hereunder as if it were an original Lender hereunder, (B) the assigning
Lender shall, to the extent that rights and obligations hereunder have been assigned by it and assumed by the Eligible Assignee pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such assigning Lender's rights and obligations under this Agreement, the assigning Lender shall cease to be a party hereto) and (C) Borrower shall execute and deliver to the assignee thereunder a Note evidencing its obligations to such assignee with respect to the Loans and, if applicable, a new Note to the Assignor evidencing its remaining obligations to the Assignor. Notwithstanding the foregoing, the Agent hereunder shall be required to maintain a minimum Revolving Loan Commitment, Loans or a combination thereof of at least
$1,000,000.

(c) THE REGISTER. The Agent shall maintain at its address referred to in Section 10.08 a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the "REGISTER") for the recordation of the names and addresses of the Lenders, the Revolving Loan Commitments and Term
Loan Commitments of, and the principal amount of the Loans under such Commitments owing to, each Lender from time to time and whether such Lender is an original Lender or the assignee of another
Lender pursuant to an Assignment and Acceptance.
The entries in the Register shall
be conclusive and binding for all purposes, absent manifest error, and each Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) FEE. Upon its receipt of an Assignment and Acceptance executed by the assigning Lender and an Eligible Assignee and a processing and recordation fee of $2,500 (payable by the assigning Lender or the assignee, as shall be agreed between them), the Agent shall, if such Assignment and Acceptance has been completed and is in compliance with this Agreement and in substantially the form of Exhibit
L hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and the other
Lenders.

(e)  PARTICIPATIONS. Each Lender may sell
participations to one or more other financial institutions in or to all or a portion of its rights and obligations under and in respect of any and all facilities under this Agreement
(including, without limitation, all or a portion of any or all of its Revolving Loan Commitment hereunder and the Loans owing to it); provided, however, that (i) such Lender's obligations under this Agreement (including, without limitation, its Revolving Loan Commitment and Term Loan Commitment hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) each of Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and (iv) such participant's rights to agree or to restrict such Lender's ability to agree to the modification, waiver or release of any of the terms of the Loan Documents, to consent to any action or failure to act by any party to any of the Loan Documents or to exercise or refrain from exercising any powers or rights which any Lender may have under or in respect of the Loan Documents, shall be limited to the right to consent to (A) increase in the Revolving Loan
Commitment or Term Loan Commitment of the Lender from whom such participant purchased a participation, (B) reduction of the principal of, or rate or amount of interest on the Loans subject to such participation (other than by the payment or prepayment thereof), and (C) postponement of the Revolving Credit Termination Date or Term Loan
Maturity Date. Gerald agrees that it shall not sell participations in the Trading Agreement, other than to the other Lenders, without the prior written consent of the other Lenders, which consent shall not be unreasonably withheld.

(f)  INFORMATION REGARDING THE BORROWER. Any
Lender may, in connection with any assignment or participation pursuant to this Section 10.09, disclose to the assignee or participant or proposed assignee or participant, any information relating to Borrower furnished to such Lender by the Agent or by or on behalf of Borrower; provided that, prior to any such disclosure, such assignee or participant, or proposed assignee or participant, shall agree to preserve the confidentiality of any confidential information described therein.

(g)  PAYMENT TO PARTICIPANTS. Anything in this
Agreement to the contrary notwithstanding, in the case of any participation, all amounts payable by Borrower under the Loan Documents shall be calculated and made in the manner and to the parties required hereby as if no such participation had been sold.

(h)  LENDERS' CREATION OF SECURITY INTERESTS.
Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, Obligations owing to it and any Note held by it) in favor of any Federal Reserve bank in accordance with Regulation A of the Federal
Reserve Board.

(i) FOREIGN BANKS. Any assignee or participant that is not created or organized under the laws of the United States or a political subdivision thereof shall deliver to the Borrower a true and accurate certificate executed by a duly authorized officer to the effect that such party is subject to tax review and eligible to receive payments hereunder and under any Note without deduction or withholding of United States federal income tax
(i) under the provisions of an applicable tax treaty concluded by the United States (in which case the certificate shall be accompanied by two duly completed copies of IRS Form 1001 (or any successor or substitute form or forms)) or (ii) under Sections 1442(c)(1) and 1442 (a) of the Internal Revenue Code (in which case the certificate shall be accompanied by two duly completed copies of IRS Form 4224 (or any successor or substitute form or forms).

(j)  BORROWER'S RIGHTS AND OBLIGATIONS UNAFFECTED.
Notwithstanding anything to the contrary contained herein, no assignment or participation by any Lender shall result in any material change in any of the Loan Documents, any additional or increased cost or obligation to Borrower or reduce the rights or benefits of the Borrower hereunder without the prior written consent of the Borrower.
Notwithstanding anything to the contrary contained herein, Borrower shall not be responsible for any Expenses in connection with the assignment or participation of any Lender's interest under the Loans.

     SECTION 10.10.  SETOFF AND RATABLE SHARING OF
PAYMENTS.

     (a) Borrower hereby grants to each Lender, a lien, security interest and right of set-off as security for all liabilities and obligations to such Lender, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of such Lender, or in transit to such Lender. If any payment is not made when due under any of the Loan
Documents, after giving regard to any applicable grace periods, if any, or if any Event of Default or other event which would entitle Lenders to accelerate the Loans occurs, any such deposits, balances or other sums credited by or due from such Lender to Borrower, whether or not such obligations may be unmatured, may to the fullest extent not prohibited by applicable law at any time or from time to time, without regard to the existence, sufficiency or adequacy of any other collateral, and without notice or compliance with any other condition precedent now or hereafter imposed by statute, rule of law or otherwise, all of which are hereby waived, be set off, appropriated and applied by such Lender against any or all of Borrower's obligations owed to such Lender irrespective of whether demand shall have been made, in such manner as such Lender in its sole and absolute discretion may determine subject to the terms of this Agreement.
On the same day of making any such set off, appropriation or application, Lender agrees to notify Borrower, Agent and the remaining Lenders thereof, provided the failure to give such notice shall not affect the validity of such set off or appropriation or application. ANY AND ALL RIGHTS
TO REQUIRE LENDERS OR AGENT TO EXERCISE THEIR
RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER
COLLATERAL WHICH SECURES THE LOAN, PRIOR TO
EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO
SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE
BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND
IRREVOCABLY WAIVED.

     (b)  The Lenders agree among themselves that
(i) with respect to all amounts received by them which are applicable to the payment of the Obligations (excluding the payment of Commitment
Fees under this Agreement) equitable adjustment will be made so that, in effect, all such amounts will be shared among them ratably in accordance with their Percentages, whether received by voluntary payment, by the exercise of the right of setoff or banker's lien, by counterclaim or crossaction or by the enforcement of any or all of the Obligations (excluding the payment of Commitment Fees under this Agreement), (ii) if any of them shall by voluntary payment or by the exercise of any right of counterclaim, setoff, banker's lien or otherwise, receive payment of a proportion of the aggregate amount of the Obligations held by it, which is greater than the amount which such Lender is entitled to receive hereunder, the Lender receiving such excess payment shall purchase, without recourse or warranty, an undivided interest and participation
(which it shall be deemed to have done
simultaneously upon the receipt of such payment) in such Obligations owed to the others that all such recoveries with respect to such Obligations shall be applied ratably in accordance with their Percentages; provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such party to the extent necessary to adjust for such recovery, but without interest except to the extent the purchasing party is required to pay interest in connection with such recovery. Borrower agrees that, except as otherwise expressly provided herein, any Lender so purchasing a participation from another Lender pursuant to this Section 10.10 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.

     SECTION 10.11.  LIMITATIONS ON
INDEMNIFICATION. To the extent, if at all, that New Mexico Statute Section 56-7-1 (1978) is applicable, no agreement to indemnify in this Agreement shall extend to liability, claims, damages, losses or expenses, including attorney fees, for bodily injury to persons or damage to property caused by, or resulting from, in whole or in part, the negligent act or omission of the indemnitee, or any legal entity for whose negligent acts or omissions or any of them may be liable, arising out of (a) the preparation or approval of maps, drawings, opinions, reports, surveys, change orders, designs or specifications by the indemnitee, or the agents or employees of the indemnitee, or (b) the giving of or the failure to give directions or instructions by the indemnitee, or the agents or employees of the indemnitee, where such giving or failure to give directions or instructions is the primary cause of bodily injury to persons or damage to property. to the extent, if at all, that New Mexico Statute Section 56-7-2 (1978) is applicable, no agreement, covenant or promise contained in, collateral to or affecting this Agreement purports to indemnify the indemnitee against loss or liability for damages for (a) death or bodily injury to persons, (b) injury to property, (c) any other loss, damage or expense arising under either clause (a) or clause (b) or this sentence, or both, or (d) any combination of the foregoing, arising from the sole or concurrent negligence of the indemnitee, or the agents or employees of the indemnitee, or any independent contractor who is directly responsible to the indemnitee, or from nay accident which occurs in operations carried on at the direction or under the supervision of the indemnitee, or an employee or representative of the indemnitee, or in accordance with methods and means specified by the indemnitee, or employees or representatives or the indemnitee.

     SECTION 10.12.  SUCCESSORS AND ASSIGNS.  This
Agreement shall be binding upon and inure to the benefit of Borrower, Agent and Lenders and their respective successors and assigns and all subsequent holders of the Notes or any portion thereof, except that Borrower shall not have the right to assign this Agreement or any interest herein without the prior written consent of Agent.

     SECTION 10.13.  SEVERABILITY.  In case any
provision in or obligation under this Agreement or the Notes or the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

     SECTION 10.14.  SECTION HEADINGS.  The
Article and Section headings in this Agreement are inserted for convenience of reference only and shall not in any way affect the meaning or construction of any provision of this Agreement.

     SECTION 10.15.  ENTIRE AGREEMENT.  This
Agreement (including the Schedule and Exhibits hereto) and the other Loan Documents represent the entire agreement of the Borrower, the Agent and the Lenders with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by the Agent or any Lender relative to the subject matter hereof not expressly set forth herein or in the other Loan
Documents.

     SECTION 10.16.  COUNTERPARTS.  This Agreement
may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

     SECTION 10.17.  SURVIVAL OF DEEDS OF TRUST.
The representations, warranties, covenants, agreements and indemnification of Borrower, as well as all other provisions, contained in paragraphs 8, 9, 10, 11 and 12 of the Deeds of
Trust are hereby fully incorporated herein by reference, as if fully set forth herein, and the parties hereby agree that all such provisions shall survive any release, satisfaction, termination or other extinguishment of the Deeds of Trust, or the first priority lien established thereby.

     IN WITNESS WHEREOF, Lenders, Agent and
Borrower have caused this Agreement to be duly executed by their duly authorized officers, all as of the day and year first above written.

AGENT:
STANDARD CHARTERED BANK, as Agent

By
Title

By
Title

BORROWER:
ALTA GOLD CO.

By  Robert N. Pratt
Title   President and Chief Executive Officer

By  John A. Bielun
Title   Senior Vice President and Chief Financial
        Officer

                         LENDER:

TERM LOAN COMMITMENT:    STANDARD CHARTERED BANK
--------------------

$6,000,000.00            By
                         Title

REVOLVING LOAN COMMITMENT:
-------------------------

$2,000,000.00
                          By
                          Title

                          LENDER:

TERM LOAN COMMITMENT:     CREDIT AGRICOLE INDOSUEZ
--------------------

$3,000,000.00
                          By
                          Title

REVOLVING LOAN COMMITMENT:

$4,000,000.00
                           By
                           Title

                           Lender:

TERM LOAN COMMITMENT:      GERALD METALS, INC.
--------------------

$2,000,000.00
                           By
                           Title

REVOLVING LOAN COMMITMENT:
-------------------------

-0-

                           By
                           Title

(Exhibits not included).